Exhibit 10.2

Execution Copy

MERGER AGREEMENT

BY AND AMONG

CDC SOFTWARE, INC

AND

CDC MERGER SUB, INC

AND

SARATOGA SYSTEMS INC

AND

MR. ALVIN W. SMITH

MR. MARK R. ELCONIN

April 16, 2007

CDC/Saratoga – Merger Agreement

MERGER AGREEMENT

This MERGER AGREEMENT (this “Agreement”) is made and entered into as of April 16, 2007 by and among CDC Software, Inc, a Delaware corporation (“Buyer”), CDC Merger Sub, Inc, a California corporation (“Merger Subsidiary”), Saratoga Systems Inc, a California corporation (the “Company”) and Mr. Mark R. Elconin, having a residential address at 15315 Bohlman Rd, Saratoga, CA 95070 and Mr. Alvin W. Smith, having a residential address at 125 Stacia St, Los Gatos, CA 95030 (collectively the “Stockholders”).

RECITALS

A. The Board of Directors of the Company has determined that the merger of Merger Subsidiary with and into the Company (the “Merger”) and this Agreement are fair to, and in the best interests of, the Company and the Stockholders and has declared its advisability to recommend that the Stockholders vote their shares in favor of the Merger; and

B. As at the date of the Agreement, the Stockholders are the registered holders and beneficial owners of 100% of the issued and outstanding shares in the capital of the Company as set out in Schedule 3.4(a) of the Company Disclosure Schedule (as defined herein) and have agreed to enter into this Agreement and the Merger on the terms and conditions contained in this Agreement; and

C. The Stockholders have approved that the Company enter into this Agreement and the Merger on the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, each intending to be bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“$” or “Dollar” shall mean the United States dollar, the legal currency of the United States.

“Affiliate” means an “affiliate” within the meaning of Rule 144 promulgated under the Securities Act.

“Business” means any business conducted by the Company and/or any of its Subsidiaries as at the date of this Agreement and during the preceding calendar year.

“Business Day” shall mean a day other than Saturday, Sunday or any day on which banks located in California are authorized or obligated to close.

“Closing” shall have the meaning given to such term in Section 2.2(f).

“Closing Balance Sheet” means the unaudited consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP (as applied by the Company consistent with past practices and prior periods in the Closing Balance Sheet provided always that such application was not contrary to GAAP as at Closing, including, without limitation, all accruals and prepared as if such Closing Balance Sheet was a year end balance sheet.

“Closing Consideration” shall have the meaning given to such term in Section 2.2(a).

“Closing Date” shall have the meaning given to such term in Section 2.2(f)

“Closing Net Asset Value” means the Net Asset Value as of the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” shall have the meaning set forth in Section 3.6.

“Company Stock” means the common stock of the Company, no par value per share.

“Company Stock Plans” shall have the meaning given to such term in Section 2.4(b).

“Contract” means any current contract, agreement, arrangement, commitment, undertaking, instrument, mortgage, license, sublicense, lease, letter of intent, binding quotation or purchase order (in each case, whether oral or in writing).

“Damages” shall have the meaning given to such term in Section 9.2(a).

“Effective Time” shall mean the time at which the Surviving Corporation files the Certificate of Merger with the Secretary of State of California.

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (a) the voting of any security or the transfer of any security or other asset, (b) the receipt of any income derived from any asset, (c) the use of any asset, or (d) the possession, exercise or transfer of any other attribute of ownership of any asset).

“Environmental Laws” means any federal, state, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgement, order, decree, injunction, permit or governmental restrictions or requirement or any agreement with any governmental authority or other third party, whether now or hereafter in effect, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

“Estimated Closing Net Asset Value” shall have the meaning given to such term in Section 2.7(a).

“Estimated Closing Net Asset Value Adjustment” shall have the meaning given to such term in Section 2.7(b).

“Escrow Account” shall mean the “Saratoga – CDC Escrow Account” held in an interest bearing account by the Escrow Agent for the benefit of the Stockholder’s Representative and the Buyer jointly with Mellon Bank, N.A. , a national banking association with its principal place of business at One Mellon Center, Pittsburgh, PA 15258.

“Escrow Account Instruction Letter” shall have the meaning given to such term in Section 2.8(a).

“Escrow Agent” shall mean Mellon Bank, N.A., a national banking association with its principal place of business at One Mellon Center, Pittsburgh, PA 15258.

“Escrow Agent Fees” shall mean the fees of the Escrow Agent associated or in connection with the operation of the Escrow Account for the Holdback Period.

“Escrow Sum” shall mean the balance of the Escrow Account from time to time.

“Executives” shall mean each of the Stockholders and Kenneth Rose, the CFO of the Company.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Tax or other governmental authority.

“Holdback Consideration” shall have the meaning set forth in Section 2.8.

“Holdback Period” shall mean the period starting on the day following the Closing Date and ending eighteen (18) months thereafter.

“Intellectual Property Rights” means worldwide industrial and intellectual property rights and all rights associated therewith, including all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, proprietary processes and formulae, algorithms, specifications, customer lists and supplier lists, all industrial designs and any registrations and applications therefor, all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor, Internet domain names, Internet and World Wide Web URLs or addresses, all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, all computer software, including all source code, object code, firmware, development tools, files, records and data, all schematics, netlists, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, and all rights in prototypes, breadboards and other devices, all databases and data collections and all rights therein, all moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing, and all tangible embodiments of the foregoing.

“IRS” means the Internal Revenue Service.

“Independent Expert” shall have the meaning set forth in Section 2.7(d).

“Knowledge” means, with respect to any fact, circumstance, event or other matter in question, the actual knowledge of such fact, circumstance, event or other matter of (a) an individual, if used in reference to an individual, or (b) with respect to any Person that is not an individual, the directors and officers of such Person including, without limitation, with respect to the Company the actual knowledge of the Executives and Stockholders. Any such individual or Person shall be deemed to have actual knowledge of a particular fact, circumstance, event or other matter if such fact, circumstance, event or other matter is contained and/or stated in one or more documents (whether written or electronic) in, or that have been in, the possession of such individual or Person or if such Person would have had actual knowledge if he had of made due and proper inquiries that would have been conducted in the ordinary course of business by a prudent Person in the position of such Person.

“Liability” shall mean any direct or indirect liability, indebtedness, obligation, expense, debt, claim, loss, damage, deficiency, guaranty or endorsement of any nature, of or by any Person, whether absolute or contingent, known or unknown, secured or unsecured, recourse or non-recourse, filed or unfiled, accrued or unaccrued, due or to become due, or liquidated or unliquidated.

“Loss” shall mean any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including without limitation interest, reasonable court costs, reasonable fees of attorneys, reasonable retainers, reasonable fees of accountants and other experts or other reasonable expenses of litigation, reasonable witnesses costs/expenses or other proceedings or of any claim, default or assessment).

“Material Adverse Change” or “Material Adverse Effect” means when used with reference to (i) any Person, shall mean any event, change, violation, circumstance or effect (regardless of whether such event, change, violation, circumstance or effect is inconsistent with any representations or warranties made in this Agreement) that is or is reasonably likely to be, individually or in the aggregate, materially adverse to the condition (financial or otherwise), properties, employees, assets (including intangible assets), business, operations or results of operations of such Person and its Subsidiaries, taken as a whole, and (ii) the Business, shall mean a material diminution in the value or condition (financial or otherwise) of such Business, provided, however, that Material Adverse Change and Material Adverse Effect shall not include any adverse event, change or effect resulting from (i) general economic or industry-wide conditions (to the extent that such adverse effect is not disproportionate with respect to the Company or the Business, (ii) acts of terrorism or military action or the threat thereof which do not disproportionately affect the Business or the Company, (iii) this Agreement or the transactions contemplated hereby, (iv) any change in accounting requirements or principles or any change in applicable law (to the extent that such adverse effect is not disproportionate with respect to the Company or the Business), or (v) compliance with the terms of, or taking any action required by, this Agreement or with the consent of the Buyer.

“Merger” shall have the meaning set forth in the Recitals.

“Net Receivables” shall mean gross receivables less an allowance for uncollected receivables as determined in accordance with GAAP.

“NAV Adjustment” shall have the meaning set forth in Section 2.7.

“NAV Notice of Objection” shall have the meaning set forth in Section 2.7(c).

“Net Asset Value” shall mean the Company’s and its Subsidiaries’ total consolidated current assets less total liabilities, as determined in accordance with GAAP, excluding each of the following: any debt, loans, bank overdrafts, credit lines, Transaction Incentives, any payments made under Section 2.4 to Optionholders and/or beneficiaries of outstanding Compensation Arrangements and all fees and expenses of any legal advisor, investment banker, broker, finder, accountant, financial advisor, tax advisor, or similar advisor associated with and payable as a result of transactions contemplated under this Agreement.

“Option” shall mean each outstanding stock option or similar rights to purchase shares of Company Stock (or any stock of any of its Subsidiaries) whether vested or unvested and whether promised or actually granted and “Options” shall have a corresponding meaning.

“Optionholder” shall mean the holder of an Option, whether vested or unvested and whether promised or actually granted and “Optionholders” shall have a corresponding meaning.

“outstanding Compensation Arrangements” means any outstanding equity compensation and quasi equity compensation plans and agreements maintained by the Company and/or its Subsidiaries including without limitation any “Company Value Appreciation Bonus Agreements” granted by the Company to certain of its employees.

“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or Governmental Entity.

“Permitted Encumbrances” means (i) statutory liens for Taxes to the extent that the payment thereof is not due, (ii) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the use of real property if the same do not impair its use in the Company’s business as currently conducted, (iii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented to the extent that no payment or performance under any such lease or rental agreement is in arrears or is otherwise due, (iv) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, pension programs mandated under applicable laws or regulations or other social security, and (v) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, statutory or common law liens to secure claims for labor, materials or supplies and other similar, non-consensual liens arising in the ordinary course of business, which secure obligations to the extent that payment thereof is not in arrears or otherwise due.

“Release Agreement” shall have the meaning set forth in Section 2.4(a).

“Review Period” shall have the meaning set forth in Section 2.7(c).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder or any similar U.S. federal statute and the rules and regulations of the SEC thereunder.

“Software” means, collectively, all of the software sold by the Company and/or its Subsidiaries in the ordinary course of business up to and including the Closing Date, in any form (including all software programs, objects, modules, routines, algorithms and code, in both source code and object code form), and includes without limitation (a) all past and current versions and releases of the Company’s software products and all versions or releases under development as of the Closing Date, (b) any other software owned by the Company and/or any of its Subsidiaries or to which the Company (and/or its Subsidiaries) otherwise has rights that is, has been or is intended to be used by the Company (and/or its Subsidiaries) in connection with the Business and/or the design, development, testing, maintenance or utilization of the software described in this paragraph, and (c) all derivative works of any of the software described in this paragraph which have been made or developed by the Company.

“Stockholders” shall mean Mr. Alvin W. Smith and Mr. Mark R. Elconin being the registered holders and beneficial owners of 100% of the issued and outstanding shares in the capital of the Company as of the date of this Agreement and “Stockholder” shall have a corresponding meaning.

“Stockholders’ Representative” shall mean Mr. Mark R. Elconin.

“Subsidiary” of a specified entity means any corporation, association, business entity, partnership, limited liability company or other Person of which the specified entity, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries (a) directly or indirectly owns or controls securities or other interests representing more than 50% of the voting power of such Person or (b) is entitled, by contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.

“Surviving Corporation” means the Company, as the surviving corporation in the Merger.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (a) any income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other Tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to Tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such Tax (domestic or foreign), (b) any Liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (c) any Liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Total Consideration” means, collectively, the Closing Consideration and the Holdback Consideration.

“Transaction Incentives” shall mean all amounts payable by the Company and/or any Subsidiary by way of bonuses, commissions, and other incentives associated with and payable as a result of transactions contemplated under this Agreement.

“True-Up Net Asset Value” shall have the meaning set forth in Section 2.7(b).

“Warrants” shall mean a warrant (if any) or other contractual right to purchase or acquire shares of Company Stock; provided, however, that the Options shall not be considered Warrants.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Article I shall have the meanings assigned to such terms in this Agreement.

ARTICLE II

THE MERGER

2.1 The Merger. Upon and subject to the terms and conditions of this Agreement, Merger Subsidiary shall merge with and into the Company at the Effective Time. From and after the Effective Time, the separate corporate existence of the Merger Subsidiary shall cease and the Company shall continue as the Surviving Corporation. The effect of the Merger shall be as provided in the applicable provisions of the General Corporation Law of the State of California (the “CCL”).

2.2 Closing Consideration and Conversion of Shares.

(a) The aggregate amount to be paid by Buyer on the Closing Date with respect to the outstanding shares of Company Stock (the “Closing Consideration”), to be allocated as set forth in Sections 2.2(b),(c) and (d), shall equal (i) $35,000,000, minus (ii) the unpaid principal amount of, and accrued interest on, all indebtedness for borrowed money of the Company and/or its Subsidiaries (excluding any indebtedness between or among the Company and/or its Subsidiaries) not satisfied on or prior to the Closing by the Company or Stockholders on behalf of the Company including, without limitation the unpaid balance of all debts (other than ordinary accounts payable as shown on the Closing Balance Sheet), loans, bank facilities, credit facilities, lines of credit and similar liabilities of the Company and/or its Subsidiaries outstanding at the Closing Date, minus (iii) the amount of all fees and expenses of the Company and/or its Subsidiaries paid, payable, and due to be payable, in connection with the transactions contemplated by this Agreement including, without limitation, all fees and expenses associated with or relating or any legal advisor, investment banker, broker, finder, accounting advisor, financial advisor, tax advisor or similar party, minus (iv) the Estimated Closing Net Asset Value Adjustment, minus (v) the Holdback Consideration, minus (vi) one half of the Escrow Agent’s Fees, and minus (vii) any other adjustments or deductions provided for in Section 2.4, Section 2.7, Section 2.9, Section 2.10 and Section 2.11. Schedule 2.2(a) hereto sets forth (i) an estimated amount of the Closing Consideration calculated in accordance with this Section 2.2(a) as at the date of this Agreement, and (ii) an estimated the amount of Closing Consideration payable to each Stockholder as calculated as at the date of this Agreement (subject to any adjustments required to be made to the Closing Consideration post Closing as provided for in Sections 2.4, 2.7, 2.9, 2.10 and 2.11).

(b) At the Effective Time, (i) each share of Company Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive an amount in cash equal to the amount set forth in Schedule 2.2(a) hereto. Upon receipt of each Stockholder’s bank account details and subject to the closing conditions set forth in Article VII, the Buyer shall immediately pay to each Stockholder (by wire transfer) his pro-rata portion of the Closing Consideration as set forth in Schedule 2.2(a), in cash.

(c) Effective at the Effective Time, by virtue of the Merger and without any action on the part of any party or the holder of any of the following securities, (A) each of the Company Stock held in the Company’s treasury immediately prior to the Effective Time shall be cancelled and retired without payment of any consideration thereto except as may be expressly set forth in this Agreement, (B) all Company Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such share of Company Stock shall cease to have any rights with respect thereto, except the right to receive such holder’s share of the Closing Consideration pursuant to this Section 2.2 upon the surrender of such certificate in accordance with this Agreement, without interest, and (C) each share of common stock, no par value per share, of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one share of common stock, $0.01 par value per share, of the Surviving Corporation.

(d) At the Closing, Stockholders shall deliver to the Buyer, in addition to all required closing documentation as set forth in Article VII hereto, the certificates representing all Company Stock, along with a customary letter of transmittal, from the Stockholders for cancellation. If payment under this Section 2.2 is to be made to a Person other than the Person in whose name the surrendered certificate formerly evidencing Company Stock is registered in the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Closing Consideration to a Person other than the registered holder of the certificate surrendered. After the Effective Time, the holders of the certificates representing all of the Company Stock shall cease to have any rights whatsoever with respect to such certificates.

(e) All amounts paid to the Stockholders under this Agreement (including both the Closing Consideration and the Holdback Consideration (if any)) shall be apportioned between the Stockholders in accordance with their pro-rata shareholding in the Company at the Closing as set forth in Schedule 2.2(a).

(f) The closing of the Merger (the “Closing”) shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Article VII or at such other time as the parties hereto agree in writing. The Closing shall take place at an office of the Buyer in North America as determined by it, or at such other location as the parties hereto agree. The date on which the Closing actually occurs is herein referred to as the “Closing Date.”

(g) Subject to Closing, each Stockholder hereby releases and forever discharges any and all known or unknown claims, causes of action, promises or similar rights of any type (however described and however arising) that existed prior to the Effective Time that it or any of its Affiliates may have against or relating to the Company or any Subsidiaries including without limitation those existing under the Shareholders Agreement dated January 1, 1989 (“Shareholders Agreement”). Without limiting the preceding sentence, each Stockholder hereby confirms that he is not, and will not following Closing, in any way be entitled to any payment from the Company or any Subsidiary except as may be expressly set forth in this Agreement. The Stockholders hereby covenant and agree that effective as at the Effective Time, the Shareholders Agreement shall be terminated and have no further force or effect. Each Stockholder and the Company agree that as of the Effective Time the Shareholders Agreement shall be terminated and of no further force or effect.

2.3 No Dissenting Shares – Stockholders Consent. The Stockholders, being the holders of 100% of the issued and outstanding Company Stock as of the date of this Agreement , hereby consent to the Merger. Accordingly, the Company and each Stockholder hereby covenant and agrees that no Stockholder shall be exercising its appraisal rights under the CCL and each Stockholder’s Company Stock shall be converted into the right to receive the respective portion of the Closing Consideration determined pursuant to this Agreement and each of such Stockholder’s Company Stock shall upon Closing be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without interest or dividends thereon, the respective portion of the Closing Consideration determined pursuant to this Agreement.

2.4 Options, and Company Stock Plans.

(a) Release from Optionholders or Termination of Options. In connection with the Merger each Stockholder hereby jointly and severally covenants and agrees for the benefit of the Buyer and the Surviving Corporation that prior to Closing, either (i) each Optionholder shall (in a form reasonably acceptable to the Buyer) (the “Release Agreement”) release and forever discharge the Company, its Subsidiaries, the Buyer, the Merger Subsidiary and the Surviving Corporation from any and all known or unknown claims, causes of action, promises or similar rights of any type (however described and however arising) that such holder of an Option may currently have, or may have in the future, against such entities in relation to, or in connection with, any Option, or (ii) all Options shall be able to be terminated in accordance with the provisions of the Company Stock Plans (as defined below) or the terms of any individual option agreements existing outside of the Company Stock Plans. . The Stockholders will not be in breach of this Section 2.4(a) to the extent that the Buyer has waived the closing condition in

Section 7.3(e)(A) with respect to the Stockholder’s failure or inability to obtain a Release Agreement from any particular employee or employees of Subsidiaries who were promised a grant of Option or any decision by the Buyer not to close the transaction on the basis of such failure or inability.

(b) Amounts due to Optionholders and Cancellation of Options. Each Stockholder jointly and severally covenants and agrees for the benefit of the Buyer and the Surviving Corporation that effective upon the Closing, (i) each then-outstanding Option, to the extent unexercised, shall thereafter no longer be exercisable, but shall entitle such Optionholder, in cancellation and settlement therefor, in the case of an Optionholder executing a release (in a form reasonably acceptable to the Buyer), to a payment in cash from the Company within 21-days of Closing, in such amounts as specified in Schedule 2.4(b) and, in the case of the lapse of 15 days following receipt by each such Optionholder of the letter of notification (as required by Section 11(c) of the Company Stock Plans) and Release Agreement, to no payment and (ii) all outstanding individual option agreements both within and outside of the Company Stock Plans (defined below), shall thereafter no longer be exercisable. Further, prior to Closing, the Stockholders and the Board of Directors of the Company shall adopt appropriate resolutions and take all other actions necessary to terminate all equity compensation plans maintained by the Company and/or its Subsidiaries including without limitation the equity compensation plans titled “Stock Option Plan 1999” and “The Stock Option Substitution Plan 1999” (the “Company Stock Plans”) and will provide notice of such termination of the Company Stock Plans to holders of all outstanding individual option agreements outside of the Company Stock Plans.

(c) Amounts Due to Holders of Outstanding Compensation Arrangements. Each Stockholder hereby jointly and severally covenants and agrees for the benefit of the Buyer and the Surviving Corporation that upon the receipt by the holders of outstanding Compensation Arrangements of the payment in cash from the Company in such amounts as specified in Schedule 2.4(c), all outstanding Compensation Arrangements shall thereafter no longer be enforceable against the Company.

(d) Payment to Optionholders and holders of outstanding Compensation Arrangements. Each Stockholder hereby jointly and severally covenants and agrees for the benefit of the Buyer and the Surviving Corporation that:

(A) each payment to Optionholders in addition to all applicable Taxes as set forth in Schedule 2.4(b) will be deducted from the Closing Consideration to be paid to the Stockholders; provided, however, that if the Buyer does not cause the Company to make such payment to any Optionholder within 21-days after the Closing for any reason other than such Optionholder failing to execute a Release Agreement, then such unpaid amounts (if any) shall be refunded to the Stockholders;

(B) each payment as specified under the heading “Gross Bonus” as set forth in Schedule 2.4(d)(B) plus all applicable Taxes will be deducted from the Closing Consideration to be paid to the Stockholders; provided, however, that if the Buyer does not cause the Company to make such payment to any Optionholder within 21-days after the Closing for any reason other than such Optionholder failing to execute a Release Agreement, then such unpaid amounts (if any) shall be refunded to the Stockholders;

(C) each payments to holders of outstanding Compensation Arrangements as required under those arrangements and as set out in Schedule 2.4(c) plus all applicable Taxes will be deducted from the Closing Consideration to be paid to the Stockholders; provided, however, that if the Buyer does not cause the Company to make such payments within 21-days after Closing, then such amounts shall be refunded to the Stockholders; and

(D) in the event that the Buyer does not cause the Company to make any payments set forth in this Section 2.4(d) within 21-days after the Closing for the reason that such Optionholder and/or holder of any outstanding Compensation Arrangements has failed to execute a Release Agreement (if applicable), then such unpaid amounts (if any) shall be forwarded to the Escrow Agent and form part of the Escrow Sum and released to the Buyer upon receipt by the Company of any such Release Agreement or otherwise released to the Stockholders in accordance with Section 2.8(h) and each of the Buyer and the Stockholders’ Representative shall instruct the Escrow Agent accordingly.

2.5 Certificate of Incorporation and By-laws.

(a) The Certificate of Incorporation (as amended) of the Company (the “Company Certificate”) shall be amended at the Effective Time to be in the form attached to of Exhibit B and, as so amended, such Company Certificate shall be the Restated Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

(b) The By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

2.6 Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Stock shall thereafter be made. If, after the Effective Time, certificates formerly representing Company Stock are presented to Buyer or the Surviving Corporation, they shall be cancelled.

2.7 NAV Adjustment. The “NAV Adjustment” (if any) shall be determined as follows:

(a) At the Closing, the Buyer, the Company and the Stockholders shall together prepare and agree upon a good faith estimate of the Closing Net Asset Value determined in accordance with GAAP as applied consistently in the Closing Balance Sheet provided always that such application was not contrary to GAAP (the “Estimated Closing Net Asset Value”), and the Closing Balance Sheet, an estimate of which (as at the date of this Agreement) shall be set forth in Schedule 2.7 hereof.

(b) If the Estimated Closing Net Asset Value is less than (worse than) negative Three Million Six Hundred Ninety Five Thousand Dollars (-$3,695,000.00), then the amount of the difference shall be deducted from the Closing Consideration to be paid by Buyer at Closing (such amount deducted to be the “Estimated Closing Net Asset Value Adjustment”).

(c) Within 75 days after the Closing Date, Buyer will prepare, or cause to be prepared, and deliver to the Stockholders’ Representative by written notice, an unaudited statement which shall set forth Buyer’s good-faith calculation of the Closing Balance Sheet and Closing Net Asset Value (which shall be prepared in accordance with GAAP as applied consistently in the Closing Balance Sheet provided always that such application was not contrary to GAAP and shall include reasonable detail and, where possible, actual numbers rather than accruals and any relevant underlying documentation which, in the Buyer’s opinion, is required for the Stockholders’ Representative to understand and review the Buyer’s good faith calculation of the Closing Net Asset Value) (collectively the “True-up Net Asset Value”). Upon receipt from Buyer, the Stockholders’ Representative shall have 21 days to review the True-Up Net Asset Value (the “Review Period”). If the Stockholders’ Representative disagrees with the True-Up Net Asset Value, the Stockholders’ Representative may, on or prior to the last day of the Review Period, deliver a notice to Buyer (the “NAV Notice of Objection”), which sets forth the Stockholders’ Representative’s objections to the True-Up Net Asset Value. Any NAV Notice of Objection shall specify those items or amounts with which the Stockholders’ Representative disagrees shall set forth the Stockholders’ Representative’s calculation of the Closing Net Asset Value based on such objections.

(d) If the Stockholders’ Representative fails to deliver the NAV Notice of Objection to Buyer within the Review Period, the Stockholders’ Representative and the Stockholders shall be deemed to have accepted the True-Up Net Asset Value, and the True-Up Net Asset Value shall be final, conclusive and binding on all parties as the Closing Net Asset Value. If the Buyer fails to timely furnish the True-Up Net Asset Value, the Estimated Closing Net Asset Value shall be final, conclusive and binding on all parties as the Closing Net Asset Value. If the Stockholders’ Representative fails to deliver the NAV Notice of Objection to Buyer within the Review Period, and the True-Up Net Asset Value is less than the Estimated Closing Net Asset Value, the Escrow Agent shall be immediately directed by the Stockholders’ Representative and the Buyer to release the difference to the Buyer. If the Stockholders’ Representative delivers the NAV Notice of Objection to Buyer within the Review Period, Buyer and the Stockholders’ Representative shall, during the 30 days following such delivery or any mutually agreed extension thereof, use their commercially reasonable efforts to reach agreement on the disputed items and amounts in order to mutually agree upon a Closing Net Asset Value. If, at the end of such period or any mutually agreed extension thereof, Buyer and the Stockholders’ Representative are unable to so agree, they shall jointly retain and refer their disagreements to an independent certified public accountant mutually acceptable to Buyer and the Stockholders’ Representative (the “Independent Expert”). The parties shall instruct the Independent Expert promptly to review this Agreement and to determine solely with respect to the disputed items and amounts so submitted whether and to what extent, if any, the True-Up Net Asset Value requires adjustment to arrive at a correct Closing Net Asset Value. Buyer and the Stockholders’ Representative shall make available to the Independent Expert, and to each other, all relevant books and records and other items reasonably requested, and shall provide to the Independent Expert such written and oral submissions and arguments as the Independent Expert may reasonably request. As promptly as practicable, but in no event later than 45 days after its retention, the Independent Expert shall deliver to Buyer and the Stockholders’ Representative a report which sets forth its resolution of the disputed items and amounts and its calculation of the Closing Net Asset Value provided that in no event shall the Closing Net Asset Value as determined by the Independent Expert be less than Buyer’s calculation of the True-Up Net Asset Value, nor more than the Stockholders’ Representative’s calculation of the Closing Net Asset Value set forth in the NAV Notice of Objection. The decision of the Independent Expert shall be final, conclusive and binding on the parties. The fees, costs and expenses of the Independent Expert shall be shared equally by Buyer and the Stockholders’ Representative provided, however, that (i) if the Independent Expert determines that the Closing Net Asset Value varies from the True-Up Net Asset Value by greater than 5% , the Buyer shall pay the fees, costs and expenses of the Independent Expert in full, (ii) if the Independent Expert determines that the Closing Net Asset Value varies from the True-Up Net Asset Value by less than 5%, the Stockholders’ Representative shall pay the fees, costs and expenses of the Independent Expert in full; and (iii) if the Independent Expert determines that the Closing Net Asset Value varies from the True-Up Net Asset Value by exactly 5%, the Buyer and the Stockholders’ Representative shall equally share the fees, costs and expenses of the Independent Expert in full.

(e) If under this Section 2.7 the Closing Net Asset Value is finally determined to be less than the Estimated Closing Net Asset Value, the Buyer and Stockholders’ Representative shall immediately direct the Escrow Agent to deliver the difference to Buyer.

2.8 Escrow, Holdback and Release of Escrow.

(a) The Buyer and the Stockholders agree to execute and deliver to the Escrow Agent the Escrow Agreement as attached hereto as Exhibit A (the “Escrow Account Instruction Letter”) in relation to the establishment and dealings of the Escrow Account. Simultaneous with Closing, Buyer agrees to deposit with the Escrow Agent, under and subject to the terms of the Escrow Account Instruction Letter and this Agreement, the Holdback Consideration which shall be the cash sum of Five Million Dollars ($5,000,000.00) (“Holdback Consideration”), which shall be the initial Escrow Sum.

(b) The Holdback Consideration shall be held by the Escrow Agent for the purpose and to the extent and satisfaction of any loss arising during the Holdback Period in respect of the amount of any claim by the Buyer under this Agreement: (i) for breaches of, or inaccuracies in, the representations and warranties given by the Company and/or the Stockholders herein or the nonfulfillment of, or failure to perform, any covenant or agreement on the part of the Stockholders and/or the Company contained in this Agreement (including without limitation any breaches of any of the representations and warranties in Article III and/or Section 2.9 and any covenants or agreements given under Sections 2.3, 2.4, 2.9, 6.2, 6.6 and/or 6.8 hereof); and/ or (ii) pursuant to the indemnifications granted under Article IX; and/or (iii) pursuant to Sections 2.7(d), 2.9, 2.10 and/or 2.11 hereof (a “Claim”).

(c) At any time during the Holdback Period, the Buyer may forward to the Stockholders’ Representative a notice of a Claim (“Claim Notice”) which sets forth in reasonable detail the nature and amount of the Claim (“Amount Claimed”) and includes any relevant underlying documentation which, in the Buyer’s opinion, is required for the Stockholders’ Representative to understand and review the Buyer’s Claim. Upon receipt from Buyer, the Stockholders’ Representative shall have 21 days to review the Claim Notice (the “Claim Review Period”). If the Stockholders’ Representative disagrees with the Amount Claimed, the Stockholders’ Representative may, on or prior to the last day of the Review Period, deliver a notice to Buyer (the “Claim Notice of Objection”), which sets forth the Stockholders’ Representative’s objection to the Amount Claimed. Any Claim Notice of Objection shall specify those items and amounts with which the Stockholders’ Representative disagrees and detailed reasons for such disagreement. If the Stockholders’ Representative fails to deliver a Claim Notice of Objection within the Review Period, the Stockholders’ Representative and the Stockholders shall be deemed to have accepted the Claim and the Amount Claimed shall be final, conclusive and binding and the Escrow Agent shall be immediately directed by the Buyer and the Stockholders’ Representative to release to the Buyer the Amount Claimed. If the Stockholders’ Representative delivers a Claim Notice of Objection to Buyer within the Claim Review Period, and such Claim Notice of Objection shows that only a proportion of the Amount Claimed is disputed, then the balance of the Amount Claimed shall be deemed to have been accepted by the Stockholders and the Escrow Agent shall be immediately directed by the Buyer and the Stockholders to release to the Buyer such proportion of the Amount Claimed. Buyer and the Stockholders’ Representative shall, during the 30 days following delivery of a Claim Notice of Objection or any mutually agreed extension thereof, use their commercially reasonable efforts to reach agreement on the disputed items and amounts in order to agree upon the disputed Amount Claimed. If, at the end of such period or any mutually agreed extension thereof, Buyer and the Stockholders’ Representative are unable to resolve their disagreements, either shall be entitled to refer the matter to the American Arbitration Association of San Francisco, California for determination (“AAA”), with the commercial arbitration rules of the AAA governing the arbitration, and if following either agreement between the Buyer and the Stockholders’ Representative or a determination by the AAA, the Buyer and the Stockholders’ Representative shall jointly instruct the Escrow Agent in writing to release the agreed or determined Amount Claimed to the Buyer. In the event that either the Stockholders’ Representative or the Buyer fails to give direction to the Escrow Agent in accordance with this Section, for whatever reason, the other may seek to obtain an order from a court of competent jurisdiction that such instructions are given or treated as given.

(d) Each of the Buyer and the Stockholders shall ensure, during such period of time as the Escrow Agent is holding any Escrow Sum, that all of its respective rights to such Escrow Sum remain free from any Encumbrance (other than that such Escrow Sums are held in escrow), set off or counterclaim.

(e) Interest accruing from time to time on the Escrow Sum shall be added to the money standing to the credit of the Escrow Account. Any proportion of interest shall be owned by and attributed to the party or parties who are ultimately adjudged in accordance with this Section to be the rightful owner of the respective amounts so held in escrow.

(f) The Buyer, on the one hand, and the Stockholders, on the other hand, shall equally pay the Escrow Agent’s Fees.

(g) The Escrow Agent may withdraw from the Escrow Account an amount equal to any tax payable in respect of the interest earned in respect of the Escrow Sum for which it is or may become liable.

(h) At the end of the Holdback Period, Buyer and Stockholders’ Representative shall instruct the Escrow Agent to pay to each Stockholder (by wire transfer) his pro-rata portion of the entire then-remaining Escrow Sum in cash; provided, however, that if at the end of the Holdback Period a Claim is pending, Buyer and Stockholders’ Representative shall instruct the Escrow Agent to withhold from such payment, and retain in the Escrow Account, the Amount Claimed with respect to such Claim until such Claim is finally resolved, and upon such final resolution Buyer and Stockholders’ Representative shall instruct the Escrow Agent to pay such withheld amount to Buyer and the Stockholders in accordance with such final resolution.

2.9 Transaction Incentives. Each Stockholder covenants and agrees that all amounts (if any) payable, or determined by the Stockholders to be paid, to current employees of the Company and/or any of its Subsidiaries by way of bonuses, commissions, and/or other incentives associated with the transactions contemplated under this Agreement and/or to be paid in recognition of service to the Company (“Transaction Incentives”) are to be deducted from the Closing Consideration in accordance with Section 2.2(a)(v). Schedule 2.9 sets forth all Transaction Incentives. Except as set forth in Schedule 2.9, each Stockholder represents and warrants for the benefit of the Buyer and the Surviving Corporation that neither the Company nor any of its Subsidiaries has any obligations to any of its current employees, contractors, officers or directors for any bonus, commission, and/or similar incentive associated with or relating to the transactions contemplated under this Agreement or in recognition of their service to the Company.

2.10 Receivables. In the event that any Net Receivables contained in the Closing Balance Sheet (“Company Balance Sheet Net Receivables”) are not actually received by the Company within one hundred and twenty (120) days following Closing despite reasonable collection diligence by Buyer, the difference between the Company Balance Sheet Net Receivables and the Net Receivables actually received by the Company shall be released to the Buyer on a dollar-for-dollar basis from the Holdback Consideration and the Escrow Agent shall be immediately directed by the Stockholders’ Representative and the Buyer accordingly. In the event that any such Company Balance Sheet Net Receivables are actually received by the Company after the one hundred and twenty (120) days following Closing but prior to one hundred and eighty (180) days following Closing (“Receivables Return Period”), such Company Balance Sheet Net Receivables received during the Receivables Return Period, shall be set off by the Buyer and used as a credit in favor of the Buyer against any current or future Claim it has against the Escrow Amount or in the event of no current or future Claim, returned to the Escrow Agent and added back to the Escrow Sum.

2.11 Severances.

(a) If the employment of any of the employees of the Company and/or any Subsidiary is terminated on or prior to the expiration of ninety (90) days following Closing, Buyer shall be entitled to immediately receive from the Holdback Consideration any severance, notice and/or other similar payment required to be paid to such employee under any agreement entered into prior to Closing which is over and above minimum statutory obligations (if any) and the Escrow Agent shall be immediately directed by the Stockholders’ Representative and the Buyer accordingly.

(b) If the employment of the current chief financial officer, Kenneth Rose, is terminated on or prior to the expiration of twelve (12) months following Closing, Buyer shall be entitled to receive from the Holdback Consideration the entire severance, notice and/or other similar payment made (under any contract entered into by the Company prior to the Closing Date) to Mr. Rose that is not otherwise fully provided for as an accrual in the Estimated Closing Balance Sheet, and the Escrow Agent shall be immediately directed by the Stockholders’ Representative and the Buyer accordingly.

(c) The Stockholders agree to terminate their employment by the Company effective upon the Closing. Immediately prior to the Closing, the Company shall pay from its cash reserves to the Stockholders their outstanding employee expenses that are reasonable and substantiated, and accrued but unpaid paid time off as the Company would ordinarily be legally required to pay to an employee who resigns his employment. Following the Closing, the Stockholders jointly and severally warrant and represent that none of the Company, any Subsidiary, the Buyer, the Merger Subsidiary or the Surviving Company shall have any obligation whatsoever in relation to any severance, redundancy, notice or other payments to the Stockholders on account of their termination.

2.12 No Duplication of Adjustment or Recovery. Wherever in this Agreement a single fact or circumstance shall form two or more grounds for a claim against or adjustment of any sum otherwise payable to the Stockholders, only one such claim or adjustment may be asserted.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Each Stockholder jointly and severally represents and warrants to the Buyer and the Company that each statement contained in this Article III is true and correct immediately prior to the Effective Time, except for the exceptions set forth in the disclosure letter of the Company (the “Company Disclosure Letter”). Each section of the Company Disclosure Letter shall be deemed to incorporate by reference all information disclosed in any other section of the Company Disclosure Letter.

3.1 Organization and Good Standing.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. The Company is duly qualified to do business, and is in good standing, in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

(b) Each of the Companies’ Subsidiaries are corporations duly organized, validly existing, and in good standing under laws of their jurisdictions of incorporation and have all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on their businesses as now conducted and to own, use and lease their assets and properties. Each of the Companies’ Subsidiaries is duly qualified to do business in each jurisdiction where they carry on business and are in good standing in each jurisdiction where they carry on business, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

(c) During the preceding twelve (12) months from the Closing Date, the Company and its Subsidiaries have only conducted business in those countries as set forth in Section 3.1(c) of the Company Disclosure Letter and are duly qualified, licensed or admitted to do business in each of such jurisdiction to the extent that such qualification, license or admission is required by that jurisdiction’s laws, except where the failure to be so qualified, licensed or admitted would not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries have full corporate power to own their properties, assets and business and to carry on their business operations and have done everything necessary to do business lawfully in the aforementioned jurisdictions, except where the failure to do such things would not reasonably be expected to have a Material Adverse Effect.

(d) The name of each director and officer of the Company and its Subsidiaries on the Closing Date, and the position with the Company and/or Subsidiaries held by each, are listed in Schedule 3.1 of the Company Disclosure Letter.

(e) The Company and its Subsidiaries have filed and/or registered all company filings that are required to be filed and/or registered with any Government Entity.

3.2 No Subsidiaries. The Company does not have any Subsidiaries or any equity or ownership interest, whether direct or indirect, in any Person. The Company is not obligated to make, and is not bound by any agreement or obligation to make, any investment in or capital contribution in or on behalf of any other Person, and the Company is not a party to any joint venture.

3.3 Authorization; Noncontravention; Enforceability.

(a) Authorization. The Company has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and all other agreements, transactions and actions contemplated hereby have been duly and validly approved and authorized by the Company’s Board of Directors, and will be on the Closing Date, duly and validly approved and authorized by the Company’s stockholders.

(b) Noncontravention. The execution and delivery by the Company of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (i) result in the creation of any Encumbrance, other than Permitted Encumbrances, on any of the assets of the Company, or (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the Certificate of Incorporation or Bylaws of the Company, in each case as amended to date, or (B) any material Contract, concession, franchise, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(c) Enforceability. This Agreement has been duly executed and delivered by the Company and the Stockholders. This Agreement is a valid and binding obligation of the Company and the Stockholders, enforceable against the Company and the Stockholders in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

(d) No Liens. The Company Stock and any ownership interest in any Subsidiary is not, and shall not be, encumbered by any lien, encumbrance or other interests of any other third party whatsoever. The Stockholders, collectively, are the registered and beneficial owners of all of the Company Stock, and the Company is the registered and beneficial owner of all of the ownership interests in the Subsidiaries, free and clear of any lien, encumbrance and any other limitation or restriction (including without limitation, any restriction on the right to vote, sell or otherwise dispose of such ownership interests). None of the Company Stock or any ownership interest in any Subsidiary has been transferred, sold, exchanged, assigned or given as a gift, granted as a security interest, pledged or encumbered, made part of any voting trust or other agreement or arrangement with respect to the transfer of voting rights therein.

3.4 Capitalization.

(a) The authorized capital stock of the Company consists solely of forty million (40,000,000) common shares of Company Stock, of which a total of thirteen million (13,000,000) shares are issued and outstanding. Subject to the preceding sentence, there are no other types of shares in the Company whatsoever including without limitation any preferred stock. The numbers of issued and outstanding shares of Company Stock held by each Stockholder are set forth on Schedule 3.4(a) of the Company Disclosure Letter, and no shares of Company Stock are issued or outstanding as of the date of this Agreement, or will be at the Closing Date, that are not set forth on Schedule 3.4(a) of the Company Disclosure Letter and no such shares will be issued or outstanding as of the Closing Date that are not set forth on Schedule 3.4(a) of the Company Disclosure Letter. Except as set forth on Schedule 3.4(a), there are no outstanding options or Warrants to purchase any shares of the Company, including without limitation, any Company Stock. Except as set forth on Schedule 3.4(a) of the Company Disclosure Letter, there are no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any shares of the Company capital stock or any securities or debt convertible into or exchangeable for the Company capital stock. Except as contemplated by this Agreement, there are no voting agreements, voting trusts or proxies applicable to any of the Company’s outstanding capital stock or to the conversion of any shares of the Company’s capital stock to which the Company is a party or pursuant to any other agreement or obligation.

(b) The authorized capital stock of each Subsidiary and the number of issued and outstanding shares of each Subsidiary is as set forth on Schedule 3.4(b) of the Company Disclosure Letter. Subject to the preceding sentence, there are no other types of shares each of the Company’s Subsidiaries whatsoever including without limitation any preferred stock. Except as set forth on Schedule 3.4(b), there are no outstanding options or Warrants to purchase any shares of any of the Company’s Subsidiaries. Except as set forth on Schedule 3.4(b) of the Company Disclosure Letter, there are no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any shares of any of the Company Subsidiaries’ capital stock or any securities or debt convertible into or exchangeable for Subsidiaries such capital stock. Except as contemplated by this Agreement, there are no voting agreements, voting trusts or proxies applicable to any of the Company’s Subsidiaries’ outstanding capital stock or to the conversion of any such shares.

3.5 Litigation.

(a) There is no action, suit, arbitration, proceeding, inquiry, claim or investigation pending against, or to the Company’s Knowledge threatened against or affecting either the Company, any

Subsidiary, any Stockholder or any of their respective properties or assets before any court or arbitrator or any governmental body, agency or official (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) whatsoever and to the Company’s Knowledge there is no reasonable basis for any such action, suit, proceeding, claim, arbitration, mediation or investigation (any “Proceeding”). To the Company’s Knowledge, there are no facts existing as at the Closing Date would likely give rise to any Proceeding.

(b) There is no judgment, decree, injunction, rule or order against the Company. There is no reasonable basis for any Person to assert a claim against the Company based upon: (A) the Company entering into this Agreement or any of the other transactions or agreements contemplated hereby; (B) any confidentiality or similar agreement entered into by the Company; or (C) any claim that the Company has agreed to sell or dispose of its assets to any party other than Buyer, whether by way of merger, consolidation, sale of assets or otherwise. Except as set forth on Schedule 3.5 of the Company Disclosure Letter, the Company has no action, suit, proceeding, claim, arbitration or mediation pending against any other Person, and neither the Company nor any Subsidiary have commenced or settled any legal proceedings within the last five (5) years.

(c) No claim has been made against the Company or any Subsidiary in connection with any defective product or services supplied by it in the course of carrying on its business and the Company and each Subsidiary has maintained product liability insurance (covering bodily injury) for at least the last five (5) years against any such claim.

3.6 Financial.

(a) The Company has delivered to Buyer as attachments to Schedule 3.6 of the Company Disclosure Letter (i) an unaudited, estimated consolidated balance sheet for the Business dated as of the Closing Date (the “Balance Sheet Date” and such unaudited, estimated consolidated balance sheet, the “Company Balance Sheet”), (ii) an unaudited consolidated income statement and statement of cash flows for the three months ended March 31, 2007, (iii) audited consolidated balance sheets of the Company dated December 31, 2005, and (iv) audited consolidated income statements and statements of cash flows for the years ended December 31, 2005 (all such financial statements of the Company and any notes thereto are hereinafter collectively referred to as the “Company Financial Statements”). The Company Financial Statements: (i) are correct and complete in all material respects; (ii) are derived from and are in accordance with the books and records of the Company in all material respects; (iii) fairly and accurately represent in all material respects the financial condition of the Business or the Company, as the case may be, at the respective dates specified therein and the results of operations for the respective periods specified therein in conformity with GAAP; and (iv) have been prepared in accordance with GAAP (as applied by the Company consistent with past practices provided always that such application was not contrary to GAAP), except for any absence of notes thereto and normal year-end adjustments. There has been no material change in the Company’s accounting policies other than as specifically described in the notes to the Company Financial Statements. The Company has no Liabilities other than Liabilities set forth on the Closing Balance Sheet (provided that such Liability was required by GAAP to be set forth thereon).

(b) The Company and each of its Subsidiaries is not directly or indirectly obliged in any way to guarantee, assume or provide funds to satisfy an obligation of any Person. No letter of comfort has been given by the Company or any of its Subsidiaries.

3.7 Taxes.

(a) The Company and each Subsidiary (i) has properly completed and timely filed all Tax and information returns and reports (collectively, “Tax Returns”) required to be filed by it, (ii) has timely paid all Taxes required to be paid in respect of all periods for which Tax Returns have been filed, (iii) has established an adequate accrual or reserve for the payment of all Taxes payable in respect of the periods subsequent to the periods covered by the most recent applicable Tax Returns up to the Closing Date, and (iv) has withheld all amounts required by any applicable laws or regulations to be withheld from compensation paid or owed to the Company’s (or respective Subsidiaries’) employees, consultants, directors or other third parties.

(b) Neither the Company nor any Subsidiary has received any written notice that a Tax Return is under audit by the IRS or other Governmental Entity, and any such past audits (if any) have been completed and fully resolved to the satisfaction of the applicable Governmental Entity conducting such audit and all Taxes and any penalties or interest determined by such audit to be due from the Company (or such Subsidiary) have been paid in full to the applicable Governmental Entities.

(c) No Tax liens are currently in effect against the Company or any Subsidiary, except Permitted Encumbrances and Encumbrances for such Taxes not yet due and payable.

(d) There is not in effect any waiver by the Company or any Subsidiary of any statute of limitations with respect to any Taxes nor has the Company (or any Subsidiary) agreed to any extension of time for filing any such Tax Return that has not been filed, and neither the Company nor any Subsidiary has consented to extend to a date later than the date hereof the period in which any such Tax may be assessed or collected by any Governmental Entity; and

(e) No benefit payable or which may become payable by the Company or any Subsidiary pursuant to any employee plan or as a result of or arising under this Agreement will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise Tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code.

(f) The Company has been a valid S corporation since January 1, 2005, and the Company and Stockholders shall not revoke the Company’s election to be taxed as an S corporation within the meaning of Sections 1361 and 1362 of the Code. The Company and Stockholders shall not take or allow any action (other than pursuant to this Agreement or the operation of this Agreement) that would result in the termination of the Company’s status as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code.

(g) The Company has not recognized any income or gain, and will not recognize any income or gain prior to the Effective Time that would be subject to built-in gains tax pursuant to Section 1374 of the Code.

(h) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Effective Time; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law) executed on or prior to the Effective Time; and/or (C) installment sale or open transaction disposition made on or prior to the Effective Time; or (D) prepaid amount received on or prior to the Effective Time.

(i) The Company and each of its Subsidiaries has properly established an adequate accrual or reserve associated with documentation and analysis required by each local jurisdiction, in which the Company (or such Subsidiary) is filing or is deemed to be required to file tax returns, that supports the existing transfer pricing methodology, (i) for all periods in which Tax Returns have been filed, and (ii) for periods subsequent to the period covered by the most recent applicable Tax Returns up to the Closing Date.

3.8 Title to Assets; Sufficiency of Assets; Permits; Compliance. The Company and each of its Subsidiaries has good and marketable title to, or a valid leasehold interest in, all of the Company’s (and such Subsidiary’s) assets, free and clear of any Encumbrances except Permitted Encumbrances, and as otherwise set forth in the Company Balance Sheet or on Schedule 3.8 of the Company Disclosure Letter. The tangible personal property of the Company and each of its Subsidiaries is sufficient to enable the effective conduct of the Business after Closing consistent with the way the Business was carried on for the preceding twelve (12) months prior to the Closing Date. All leases of real or personal property to which the Company or any Subsidiary is a party are fully effective. The Company and its Subsidiaries do not own any real property, and, since its inception, the Company has not been a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code. Neither the Company nor any Subsidiary is in violation of any zoning, building, safety or environmental ordinance, regulation or requirement applicable to the operation of its owned or leased properties or of any other applicable material law, nor has the Company or any Subsidiary received any written notice of any such violation. None of the Company’s (or any Subsidiaries’) assets is licensed or leased from any third party and no royalties, license fees or similar payments are due or payable (or may become due or payable) to any third party under any contract. The Company and each of its Subsidiaries is in possession of all registrations, franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates and approvals of any Government Entity necessary for the Company (and such Subsidiary) to own, lease and operate its properties or to carry on its business as it is now being conducted (“Permits”), except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. As of the date hereof, no suspension or cancellation of any of the Permits is pending, or to the Company’s Knowledge, threatened.

3.9 Absence of Certain Changes. Except with respect to matters and activities expressly contemplated in this Agreement, since January 1, 2006, the Company and each of its Subsidiaries has conducted the Business in the ordinary course substantially in accordance with the procedures and practices in effect on January 1, 2006, and since January 1, 2006 there has not been with respect to the Company and each Subsidiary any:

(a) Material Adverse Change;

(b) material revaluation by the Company of any of the Company’s or its Subsidiaries’ assets;

(c) incurrence, creation or assumption by the Company or any Subsidiary of (i) any Encumbrance on any of the Company’s (or Subsidiary’s) assets, other than Permitted Encumbrances and as set forth in Schedule 3.9(c), (ii) any Liability or any indebtedness for borrowed money, or (iii) any contingent liability as a guarantor or surety with respect to the obligations of others;

(d) purchase, license, sale, assignment or other disposition or transfer, or any contract or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any of the Company’s or any Subsidiaries’ assets, other than ordinary commercial purchases, and inbound and outbound software license and maintenance agreements entered into, in the ordinary course of business;

(e) damage, destruction or loss of any of the Company’s (or any Subsidiaries’) assets, whether or not covered by insurance which would have a Material Adverse Effect on the Company and/or any of its Subsidiaries;

(f) payment or discharge by the Company (or any Subsidiary) of any Encumbrance on any of the Company’s (or any Subsidiaries’) assets or payment or discharge of any Liability of the Company (or such Subsidiary), in each case that was not shown on the Company Financial Statements and/or the Closing Balance Sheet;

(g) license, transfer or grant of a right under any Company or any of its Subsidiaries’ IP Rights (as defined in Section 3.12(a)) outside the ordinary course of business;

(h) change or amendment to the Company’s or any Subsidiaries’ Articles of Incorporation, Bylaws or similar charter documents;

(i) material change in the manner in which the Company or any Subsidiary extends discounts, credits or warranties to its customers or otherwise deals with its customers;

(j) material change or increase in the compensation payable or to become payable to any of the directors, officers, employees or consultants of the Company or any Subsidiary or in any bonus, pension, severance, retention, insurance or other benefit payment or arrangement (including stock awards, stock option grants, stock appreciation rights or stock option grants) made to or with any of such directors, officers, employees or consultants; or

(k) other event or condition of any character which would have a Material Adverse Effect upon the Company or any Subsidiary.

3.10 Material Contracts.

(a) Schedule 3.10(a) sets forth the top thirty (30) maintenance paying customers for the Company in the United States and the top ten (10) maintenance paying customers for each of the Company’s Subsidiaries in their jurisdictions of incorporation. Each of these customers made payments to either the Company or a Subsidiary in calendar year 2006, or thereafter, for maintenance services provided by the Company or a Subsidiary in excess of the amounts set forth on Schedule 3.10(a) for the Company and each Subsidiary.

(b) Neither the Company nor any Subsidiary is a party or subject to any of the following in connection with the Business which, in calendar 2006 or thereafter, constituted or will constitute:

(i) any Contract or any agreement providing for payments (whether fixed, contingent or otherwise) by or to the Company in an aggregate amount of $50,000;

(ii) any dealer, distributor, OEM (original equipment manufacturer), VAR (value added reseller), marketing, sales representative or similar agreement under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for, any product, service or technology of the Company;

(iii) any Contract providing for the development of any software, content (including textual content and visual, photographic or graphics content), technology or Intellectual Property Right for (or for the benefit or use of) the Company or any Subsidiary, or providing for the purchase by (or for the benefit or use of) or license to the Company or any Subsidiary of any software, content (including textual content and visual, photographic or graphics content), technology or Intellectual Property Right, which software, content, technology or Intellectual Property Right is in any manner used or incorporated (or is presently contemplated by the Company or any Subsidiary to be used or incorporated) in connection with any aspect or element of any Software, product, service or technology of the Company or any Subsidiary (other than software generally available to the public at a per copy license fee of less than $500 per copy);

(iv) any Contract which has involved, or is reasonably expected to involve, a sharing of revenues, profits, cash flows, expenses or losses by the Company or any Subsidiary with any Person other than the Company or any Subsidiary;

(v) any Contract for or relating to the employment of any officer, employee or consultant of the Company or any Subsidiary or any other type of Contract with any officer, employee or consultant of the Company or any Subsidiary, other than non-material Contracts for employment or consulting services entered into in the ordinary course of business;

(vi) any Contract pursuant to which the Company or any Subsidiary has acquired a business or entity, or material portion of the assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, exclusive license or otherwise;

(vii) any lease or other agreement under which the Company or any Subsidiary is lessee of or holds or operates any items of tangible personal property or real property owned by any other Person;

(viii) any Company IP Rights Agreement (as defined in Section 3.12(b)) (other than software license agreements granting perpetual licenses, entered into before 2006, for which neither the Company nor any Subsidiary is obligated to provide maintenance as of the Closing Date);

(ix) any Governmental Permit (as defined in Section 3.13).

A true and complete copy of each Contract and document (or, with respect to subsection (b)(ix), Governmental Permit) required by subsections (a) and (b) of this Section 3.10 to be listed on Schedule 3.10 of the Company Disclosure Letter (the “Material Contracts”) has been made available to Buyer.

3.11 No Default; No Restrictions.

(a) Each Material Contract is valid and in full force and effect. Neither the Company nor any Subsidiary, nor to the Company’s Knowledge, any other party is in material breach or default under any Material Contract. To the Company’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will (i) result in a material violation or breach by the Company, any of its Subsidiaries or any other party of any of the provisions of any Material Contract or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract, (B) the right to a rebate, chargeback or penalty under any Material Contract, (C) the right to accelerate the maturity or performance of any obligation of the Company or any Subsidiary under any Material Contract, or (D) the right to cancel, terminate or modify (in a manner materially adverse to the Company or any of its Subsidiaries) any Material Contract. Neither the Company nor any Subsidiary has received any written notice regarding any actual or possible material violation or breach of, or default under, any Material Contract and to the Company’s Knowledge, does not reasonably expect to receive any such notice.

(b) Neither the Company nor any Subsidiary is a party to, and none of the Company’s (or any Subsidiaries’) assets is bound or affected by, any judgment, injunction, order, decree, covenant or Contract (noncompete or otherwise) that materially restricts or prohibits, or purports to restrict or prohibit, the Company or its Subsidiaries from freely engaging in any business now conducted by the Company or any of its Subsidiaries or from competing anywhere in the world (including any covenants or Contracts restricting the geographic area in which the Company or any of its Subsidiaries may sell, license, market, distribute or support any products or technology or provide services or restricting the markets, customers or industries that the Company or any of its Subsidiaries may address in operating the Business or restricting the prices that the Company or any of its Subsidiaries may charge for its products, technology or services) or includes any grants by the Company or any of its Subsidiaries of exclusive rights or licenses.

(c) To the extent any Material Contract provides for services to be performed by the Company or any of its Subsidiaries: (i) such services have been timely and properly performed in all material respects in accordance with the terms of such Material Contracts, and to the Company’s Knowledge, it has no liability arising out of any prior deliverables; (ii) neither the Company nor any of its Subsidiaries have received any written communication of non-compliance in relation to any Material Contract; and (iii) the Company and its Subsidiaries are in material compliance with all maintenance and enhancement obligations contained in all Material Contracts.

3.12 Intellectual Property Rights.

(a) The Company (i) owns, or (ii) has the valid right or license to use, possess, develop, sell, license, copy, distribute, market, advertise and/or dispose of, all Intellectual Property Rights and Software used in the conduct of the Business in all jurisdictions in which such Business is conducted (such Intellectual Property Rights being hereinafter collectively referred to as the “Company IP Rights”). Such Company IP Rights are sufficient for the conduct of the Business as conducted prior to the Closing.

(b) Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated by this Agreement will, in accordance with their terms: (i) constitute a material breach of or default under any Material Contract governing any Company IP Right (collectively, the “Company IP Rights Agreements”); (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company IP Right; or (iii) materially impair the right of the Company or Buyer, to use, possess, sell or license any Company IP Right or portion thereof. There are no royalties, honoraria, fees or other payments payable by the Company to any third Person (other than salaries payable to employees and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, sale, marketing, advertising or disposition of any Company IP Rights by the Company, and none will become payable as a result of the consummation of the transactions contemplated hereby.

(c) To the Company’s Knowledge, neither the use, marketing, license, sale, distribution or intended use of any product or service currently licensed, utilized, sold, provided or distributed by the Company (i) violates any license or other Contract between the Company and any third party, or (ii) infringes or misappropriates any Intellectual Property Right of any other party.

(d) Schedule 3.12(d) of the Company Disclosure Letter contains a true and complete list of all registered and unregistered Intellectual Property (including patent applications and domain names) owned by the Company. All registered Intellectual Property Rights owned by the Company are valid, enforceable and subsisting.

(e) To the Company’s Knowledge, there has not been any infringement of any Company IP Rights.

(f) To the Company’s Knowledge, there has not been any infringement by the Company of any third party’s Intellectual Property rights.

(g) Schedule 3.12(g) of the Company Disclosure Letter lists all software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model (“Open Source Materials”) that is included in any Software or other intellectual property assets owned by the Company or any of its Subsidiaries, or that is otherwise used by Company or any of its Subsidiaries in any way, and describes the manner in which such Open Source Materials were used (such description shall include whether (and, if so, how) the Open Source Materials were modified and/or distributed by Company or any of its Subsidiaries). Except as explicitly set forth in the Disclosure Letter, the Company or any of its Subsidiaries has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, any Software or other intellectual property assets owned or licensed by the Company or any of its Subsidiaries; (ii) distributed Open Source Materials in conjunction with any Software or other intellectual property assets owned or licensed by the Company or any of its Subsidiaries; or (iii) used Open Source Materials that create, or purport to create, obligations for Company or any Subsidiary with respect to any of its/their Software or Company IP Rights or grant, or purport to grant, to any third party, any rights or immunities under any Software or Company IP Rights (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge).

3.13 Compliance with Laws. The Company and its Subsidiaries have complied in all material respects with, and has not received any written notices of violation with respect to, any federal, state, local or foreign statute, law or regulation, including United States export control laws and regulations. The Company and each of its Subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant or other authorization of a Governmental Entity (i) pursuant to which the Company and/or such Subsidiary currently operates or holds any interest in any of its assets or (ii) that is required for the operation of the Business in material compliance with all applicable federal, state, local or foreign statutes, laws or regulations (all of the foregoing consents, licenses, permits, grants and other authorizations, collectively, the “Governmental Permits”), and all of the Governmental Permits are in full force and effect, except where the failure to have such Governmental Permits or for such Governmental Permits to be in full force and effect, as applicable, would not have a Material Adverse Effect on the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary has received any written notice or other communication from any Governmental Entity regarding (i) any actual or possible violation of any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit. The Company and each of its Subsidiaries are in compliance in all with the terms of all Governmental Permits. Since inception, neither the Company, any Subsidiary, nor, to the Company’s Knowledge, any director, officer, agent or employee of the Company or any of its Subsidiaries, has given, offered, paid, promised to pay or authorized payment of any money, any gift or anything of value, with the purpose of influencing any act or decision of the recipient in his or her official capacity or inducing the recipient to use his or her influence to affect an act or decision of a government official or employee, to any (i) governmental official or employee, (ii) political party or candidate thereof, or (iii) Person while knowing that all or a portion of such money or thing of value would be given or offered to a governmental official or employee or political party or candidate thereof.

3.14 Employee Matters.

(a) General. The Company and each of its Subsidiaries is in material compliance with all applicable laws and Contracts relating to employment, employment practices, immigration, wages, hours and terms and conditions of employment, including employee compensation matters, and has correctly classified employees as exempt employees and non-exempt employees under the Fair Labor Standards Act. Neither the Company nor any of its Subsidiaries is liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing, and neither the Company nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for any of its employees (other than routine payments to be made in the ordinary course of business and consistent with its past practice). Schedule 3.14(a) of the Company Disclosure Letter contains true and correct details of all remuneration payable (including any bonus or commission entitlements) and any other benefits provided or which the Company or any of its Subsidiaries is bound to provide (whether now or in the future) for all employees and consultants other than those employees and consultants which are to be terminated prior to Closing including without limitation, annual leave accrued, sick leave accrued and long service leave accrued (if any). There are no controversies or claims pending or, to the Company’s Knowledge, threatened between the Company, any of its Subsidiaries and any of its respective employees.

(b) Employee Plans. Schedule 3.14(b) of the Company Disclosure Letter sets forth a complete list or summary of each “employee pension benefit plan,” as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), each material “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, each material employment, consulting, severance or similar contract, plan, program, arrangement or policy and each other material plan, program, policy or arrangement providing for benefits, compensation, retention payments, bonuses, fees, profit-sharing, stock option, stock purchase or other stock related rights or other forms of incentive or deferred compensation, change in control benefits, vacation benefits, other “fringe” benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance programs, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits that is has been, within the six calendar years preceding the Closing Date, maintained, administered or contributed to by the Company or any of its Subsidiaries (such plans, collectively, the “Company Benefit Plans”). The Company has made available to Buyer true and complete copies of each Company Benefit Plan or a summary of such plan.

(c) To the Company’s Knowledge, all Company Benefit Plans are, by their terms and in operation, in material compliance with ERISA and the Code (as amended through the Closing Date), the regulations and published authorities thereunder, and all other applicable legal requirements.

(d) Neither the Company nor any Subsidiaries maintains or contributes to, and neither have maintained or contributed to (or been obligated to contribute to) within the six calendar years preceding the Closing Date, any employee pension benefit plan (within the meaning of Section 3(2) of ERISA) that is a defined benefit plan, any multiemployer plan (within the meaning of Section 3(37) of ERISA), any “multiple employer plan” (within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code), any employee benefit plan, fund, program, contract or arrangement that is subject to Section 302 of ERISA or Title IV of ERISA or Section 412 of the Code, or any “multiple employer welfare arrangements” (within the meaning of Section 3(40) of ERISA). Except as set forth on Schedule 3.14 of the Company Disclosure Letter, none of the Company Benefit Plans provides for post-termination benefits of any kind with respect to any of the Company’s or any of its Subsidiaries’ current or former officers, employees, agents, directors or independent contractors, except as otherwise required by Sections 601 through 608 of ERISA and Section 4980B(f) of the Code or comparable state laws.

3.15 No Brokers. Neither the Company, any of its Subsidiaries nor any Affiliate of the Company or its Subsidiaries is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the transactions contemplated hereby, and neither Buyer, Merger Subsidiary, Surviving Corporation nor the Company will incur any Liability, either directly or indirectly, to any such investment banker, broker, finder or similar party as a result of this Agreement, the transactions contemplated hereby or any act or omission of the Company or any of its employees, officers, directors, stockholders, agents or Affiliates.

3.16 Books and Records. The minute books of the Company and each of its Subsidiaries reflect in all material respects all meetings of directors and stockholders or actions by written consent since the time of incorporation of such entity. The minute books, statutory books and registers and other similar records of the Company and its Subsidiaries: (i) are true and complete in all material respects, and (ii) have been maintained in accordance with reasonable business practices on a basis consistent with prior years.

3.17 Insurance. Each insurance policy and bond now held by the Company and/or its Subsidiaries is set forth on Schedule 3.17 of the Company Disclosure Letter, together with the name of the insurer, the type of policy or bond and the coverage amount. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds, and all such policies and bonds are in full force and effect. All premiums due and payable under all such policies and bonds have been paid, and the Company and its Subsidiaries are otherwise in material compliance with the terms of such policies and bonds.

3.18 Certain Transactions. To the Company’s Knowledge, none of the directors, officers, employees, consultants or contractors of the Company or its Subsidiaries (i) has or ever had any direct or indirect ownership, equity participation, royalty or other interest in, or is a director, officer, employee, consultant or contractor for, any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, the Company or any of its Subsidiaries (except with respect to any interest in less than 1% of the stock of any corporation whose stock is publicly traded), (ii) is or ever was a party to, or is or ever was otherwise directly or indirectly interested in, any Contract or formal or informal arrangement or understanding with the Company or any of its Subsidiaries, except with respect to employment or consulting agreements entered into in the ordinary course of business, (iii) has or ever had any interest in any of the Company’s (and/or its Subsidiaries’) assets, except for the rights of stockholders under applicable law, or (iv) has or ever had, either directly or indirectly, a material interest in any Contract to which the Company or any of its Subsidiaries is a party or by which the Company (or any of its Subsidiaries) or any of their assets or properties may be bound or affected.

3.19 Real Property and Business Premises. Neither the Company nor any of its Subsidiaries owns any real property whatsoever. All commercial leases and subleases executed by the Company and/or any of its Subsidiaries are in full force and effect, and neither the Company nor any of its Subsidiaries have received notice of any claim of any sort that is currently outstanding and that has been asserted by anyone adverse to the rights of the Company (or such Subsidiary) under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company (or such Subsidiary) to the continued possession of the commercial leases or subleases premises under any such commercial lease or sublease.

3.20 Disclosure. To the Company’s Knowledge, none of the representations or warranties made herein contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statements contained herein, in the light of the circumstances under which such statements were made, not misleading. There have been no events or transactions or information that, to the Company’s Knowledge, could reasonably be expected to have a Material Adverse Effect on the Company or any of its Subsidiaries.

3.21 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company and/or any of its Subsidiaries.

3.22 No Bankruptcy or Insolvency. No order has been made, or petition presented, for the winding-up or bankruptcy of any of the Stockholders, the Company or any of its Subsidiaries. None of the Company, any of its Subsidiaries or any Stockholder has had: (i) any petition or order for winding-up or bankruptcy filed against it; (ii) any appointment of a receiver over the whole or part of the undertaking of its assets; (iii) any petition or order for administration against it; (iv) any distress or execution or other process levied in respect of it which remain undischarged; or (v) any unfulfilled or unsatisfied judgment or court order against it over the amount of $5,000.

3.23 Dividends. All dividends payable with respect to the Company Stock have been fully and properly paid to the holders of such Company Stock.

3.24 Environmental Matters. No notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, claim, suit, proceeding or review is pending, or to the Company’s Knowledge threatened by any government entity or other Person with respect to any matters relating to the Company or any Subsidiary and relation to or arising our of any Environmental Law. To the Company’s Knowledge, there are no facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any liability of or relating to the Company or any Subsidiary arising under or relating to any Environmental Law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUBSIDIARY

Each of Buyer and Merger Subsidiary represents and warrants to the Stockholder Parties that each statement contained in this Article IV is true and correct as of the date hereof, except as set forth in the disclosure letter of the Buyer (collectively, the “Buyer Disclosure Letter”). Each section of the Buyer Disclosure Letter shall be deemed to incorporate by reference all information disclosed in any other section of the Buyer Disclosure Letter.

4.1 Organization and Good Standing. Each of Buyer and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Buyer has the corporate power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect with respect to Buyer.

4.2 Authority and Enforceability. Each of Buyer and Merger Subsidiary has the requisite power and authority to enter into this Agreement and to consummate the Merger. The execution and delivery of this Agreement and the consummation of the Merger have been duly authorized by all necessary corporate action on the part of Buyer and Merger Subsidiary. This Agreement has been duly executed and delivered by each of Buyer and Merger Subsidiary and, assuming due authorization, execution and delivery by the Company and the Stockholders’ Representative, constitutes the valid and binding obligation of each of Buyer and Merger Subsidiary, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

4.3 No Conflicts; Consents.

(a) Except for any notices, filings, consents or approvals set forth in Schedule 4.3, the execution and delivery of this Agreement by Buyer and Merger Subsidiary do not, and the consummation of the Merger by Buyer and Merger Subsidiary will not, (i) violate the provisions of the Certificate of Incorporation or Bylaws of Buyer or Merger Subsidiary, (ii) violate any material Contract to which Buyer or Merger Subsidiary is a party, (iii) violate in any material respect any Law of any Governmental Entity applicable to Buyer or Merger Subsidiary on the date hereof, or (iv) result in the creation of any Encumbrances other than the Permitted Encumbrances, upon any of the assets owned or used by Buyer or Merger Subsidiary, except in each such case where such violation or Lien would not reasonably be expected to have a Material Adverse Effect with respect to Buyer or the Merger Subsidiary or impair or delay in any material respect the ability of Buyer or Merger Subsidiary to perform its obligations under this Agreement

(b) No authorization, order of, registration, declaration or filing with, or notice to any Governmental Entity is required by Buyer or Merger Subsidiary in connection with the execution and delivery of this Agreement and the consummation of the Merger, except for such authorizations, orders, registrations, declarations, filings and notices the failure to obtain which would not reasonably be expected to (x) have a Material Adverse Effect with respect to Buyer or (y) materially impair or delay the ability of Buyer or Merger Subsidiary to perform its obligations under this Agreement or consummate the Merger.

ARTICLE V

CONDUCT PRIOR TO THE CLOSING

5.1 Company Stockholder Approval. Prior to the Effective Time, the Company will take all action necessary in accordance with its Certificate of Incorporation and Bylaws, each as currently in effect, and all applicable laws to call, notice, convene, hold and conduct a meeting of the Company’s stockholders (the “Company Stockholders Meeting”) to be held as soon as practicable for the purpose of voting upon the Merger. In lieu of the Company Stockholders Meeting, such approval by the Company’s stockholders may be obtained by the written consent of the Company’s stockholders (the “Company Stockholders Consent”) where authorized by the Certificate of Incorporation and Bylaws of the Company. The Board of Directors of the Company will recommend that the Company’s stockholders vote in favor of the Merger at the Company Stockholders Meeting or pursuant to the Company Stockholders Consent and will not change such recommendation.

5.2 Conduct of Business. During the time period from the date of this Agreement until the earlier to occur of (i) the Closing and (ii) the termination of this Agreement in accordance with the provisions of Article VIII, the Company covenants and agrees that, except as expressly contemplated by this Agreement, the Company and each Subsidiary will continue to conduct the Business in the ordinary and usual course, and neither the Company or any of its Subsidiaries will, without Buyer’s prior written consent: (i) enter into any material transaction or agreement, or take any other action, not in the ordinary course of business, consistent with its past practice; (ii) grant or permit any Encumbrance on any of its assets; (iii) sell, transfer, assign, convey, lease, license, move, relocate or otherwise dispose of any of its assets; (iv) enter into any material Contract for the purchase or sale of any of its assets; (v) amend or terminate any material Contract to which the Company or any of its Subsidiaries is a party; (vi) waive or release any material right or claim; (viii) license any of its technology or Intellectual Property Rights or acquire any Intellectual Property Rights (or any license thereto) from any third party; or (viii) agree to do any of the things described in the preceding clauses (i) through (vii). Regardless of the foregoing, the parties agree that agreements providing for the license and maintenance of the Company’s software products, and providing for the provision of related services, entered into in the ordinary course of business consistent with past practice, shall not be deemed a breach of this Section 5.3.

5.3 Advice of Changes. The Company will promptly advise Buyer in writing of any event occurring subsequent to the date of this Agreement and on or before the Closing Date that (a) would render any representation or warranty of the Company contained in this Agreement, if made on or as of the date of such event or the Closing Date, materially untrue or inaccurate, (b) constitutes a material breach of any covenant or obligation of the Company pursuant to this Agreement, or (c) constitutes a Material Adverse Change in the Business.

5.4 No Other Negotiations. During the period commencing on the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with the provisions of Article VIII and the Closing:

(a) The Company will not, and will not authorize, encourage or permit any other Person, including any of its directors, officers, agents, advisors and other representatives (all of the foregoing Persons collectively being the “Company Representatives”), on its behalf to, directly or indirectly: (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any inquiry, expression interest, offer or proposal from any Person concerning any Alternative Transaction (as defined below) or take any other action that could reasonably be expected to lead to an Alternative Transaction or a proposal therefor; (ii) furnish any information regarding the Business to any Person (other than Buyer) in connection with, or enter into, participate in, maintain or continue any discussions or negotiations with any Person (other than Buyer) regarding, any inquiry, offer or proposal concerning any Alternative Transaction; (iii) cooperate with, facilitate or encourage any effort or attempt by any Person (other than Buyer) to effect any Alternative Transaction; or (iv) enter into or become bound by any letter of intent, agreement, commitment or understanding between the Company and any Person (other than Buyer) that is related to, provides for or concerns any Alternative Transaction. The Company will promptly notify Buyer of any inquiries or proposals received by the Company or, to the Company’s Knowledge, by any Company Representative regarding any Alternative Transaction and will identify the party making the inquiry or proposal and the nature and terms of such inquiry or proposal. As used herein, the term “Alternative Transaction” means any commitment, agreement or transaction with any party other than Buyer or any of its Affiliates involving or providing for the possible disposition of the Business, whether by way of merger, consolidation, sale of assets, sale of stock, stock exchange, tender offer and/or any other form of business combination or strategic transaction.

(b) The Company shall immediately notify Buyer after receipt by the Company (or, to the Company’s Knowledge, by any of the Company Representatives) of any inquiry, expression interest, offer or proposal that constitutes, or could reasonably be expected to lead to, an Alternative Transaction or any other notice that any Person is considering an Alternative Transaction or any request for information relating to the Company or the Business or for access to any of the properties, books or records of the Company by any Person or Persons other than Buyer (which notice shall identify the Person or Persons making, or considering making, such inquiry, expression of interest, proposal, offer or request) and shall keep Buyer fully informed of the status and details of any such inquiry, expression of interest, proposal, offer or request and any correspondence or communications related thereto and shall provide to Buyer a true, correct and complete copy of such inquiry, expression of interest, proposal, offer or request and any amendments, correspondence and communications related thereto, if it is in writing, or a written summary thereof, if it is not in writing. The Company shall immediately cease and cause to be terminated any and all existing activities, discussions and negotiations with any Persons conducted heretofore with respect to an Alternative Transaction.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Access to Information. During the period commencing on the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with the provisions of Article VIII and the Closing, the Company shall afford Buyer and its accountants, counsel and other representatives reasonable access during normal business hours to all of the Company’s properties, books, Contracts and records and all other information concerning the Business as Buyer may reasonably request. Subject to compliance with applicable law, from the date of this Agreement until the earlier of the termination of this Agreement in accordance with the provisions of Article VIII and the Closing, the Company shall confer from time to time as reasonably requested by Buyer with one or more representatives of Buyer to discuss any material changes or developments in the Business. No information or knowledge obtained in any investigation pursuant to this Section 6.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the Merger.

6.2 Confidentiality. Each Stockholder covenants and agrees with Buyer that, from and at all times after the Closing, all confidential and/or proprietary information relating to the Company and the Business, including any trade secrets, will be held in strict confidence by the Stockholders.

6.3 Public Disclosure. Neither the Company nor the Buyer shall directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby without the other’s prior written approval. Neither the Company nor the Buyer shall directly or indirectly, use the other’s name or refer to the other directly or indirectly in connection with their respective relationship in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, unless otherwise required by applicable law or with the other’s prior written consent.

6.4 Consents. The Company shall use its commercially reasonable efforts to obtain at or prior to Closing, the consents, waivers and approvals set forth on Schedule 6.4, in each case in a form that is reasonably acceptable to Buyer.

6.5 Legal Requirements. Buyer and the Company shall (i) take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the consummation of the transactions contemplated by this Agreement (ii) promptly cooperate with and furnish information to the other party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement, and (iii) take all reasonable actions necessary to obtain (and shall cooperate with the other party hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other Person required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

6.6 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense provided however, that if the Merger is consummated, all costs and expenses incurred by the Company and/or any of its Subsidiaries in connection with this Agreement and the transactions contemplated hereby shall be paid by the Stockholders and shall be deducted from the Closing Consideration. If, for whatever reason, the Stockholders fail to comply with this Section 6.6, an amount equal to such unpaid costs and expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby will be released to the Buyer from the Escrow Amount and the Stockholders’ Representative and the Buyer shall jointly instruction the Escrow Agent accordingly.

6.7 Further Assurances. On the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall use commercially reasonable efforts, and shall cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, reasonably appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby. Notwithstanding the foregoing, neither Buyer nor the Company shall be obligated to contest or litigate any proposed injunction or other order preventing the consummation of the Merger. Each party hereto, at the reasonable request of any other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Merger and the other transactions contemplated hereby.

6.8 Cooperation on Tax Matters and Disclosed Claims. (a) Buyer, the Company and the Stockholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon another party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Stockholders agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, to allow the other party to take possession of such books and records.

(b) Buyer, the Company and the Stockholders further agree, upon request, to use their best efforts to obtain any certificates or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transaction contemplated hereby) upon the Company and/or any of its Subsidiaries.

(c) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties an interest) incurred in connection with this Agreement and/or the transactions contemplated hereby shall be paid by the Stockholders when due, and the Stockholders shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer shall, and shall cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

(d) The Buyer agrees to use its reasonable endeavors to retain all records with respect to any actions or matters set forth on Schedule 3.5 of the Company Disclosure Letter (the “Disclosed Claims”) until such Disclosed Claims are resolved and allow the Stockholders’ Representative reasonable access during normal working offices upon reasonable notice to view (and copy, at the

Stockholders’ Representative’s cost) such records. Further, each of the parties hereto agree to use their reasonable efforts to take, or cause to be taken, all actions necessary to assist and cooperate with each other party in connection with the defense of any suits, claims, action, investigation or proceedings relating to the Disclosed Claims or any other matter requiring any party to indemnify (or otherwise defend) another party (at the sole cost and expense of the Stockholders).

6.9 Tax Returns for Periods Ending on or Before the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Buyer shall be entitled to claim from the Escrow Sum the amount (not to exceed $20,000) of Buyer’s reasonable out-of-pocket costs and expenses associated with the preparation of such Tax Returns for the Company.

6.10 Tax Returns for Periods Beginning Before and Ending After the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods that begin before the Closing Date and end after the Closing Date (“Straddle Period”). In the case of any Straddle Period, the amount of any Taxes based on or measured by income or receipts of the Company for the period prior to the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Company for a Straddle Period that relates to the period prior to the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction of the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

6.11 Noncompetition.

(a) Each Stockholder severally covenants and agrees to the Buyer that for a period two (2) full years (or such lesser period as a court of law having jurisdiction so determines to be reasonable) after the date of Closing, he shall not:

(i) engage, either directly or indirectly, as an officer, director, advisor, consultant or employee in any sole proprietorship, corporation, partnership, limited liability company, joint stock association or similar entity, in the business of providing any products or services substantially similar to those supplied or performed by the Company and/or any of its Subsidiaries immediately prior to the Closing (the “Restrained Business”);

(ii) procure any of his/her Affiliates to carry on or promote (whether on its own account, in partnership, in joint venture or as employee or agent of or manager for any other person) any Restrained Business;

(iii) seek or secure the customer of any person who is at Closing, a customer of either the Company and/or any Subsidiary;

(iv) seek to engage or engage the services of any person who is or becomes an employee of or service provider to the Company and/or any Subsidiary; and/or

(v) use a name which is similar to the present name of the Company and/or any Subsidiary or use any of the Company’s Intellectual Property.

(b) If any provision or sub-provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions and shall be valid and enforceable under such applicable law. Each Stockholder acknowledges that the Buyer would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate the Buyer for any such breach. Each Stockholder agrees that the Buyer shall be entitled to seek injunctive relief requiring specific performance by the Stockholders of this Section.

(c) Each Stockholder acknowledges that each of the restraints in this Section 6.9 is reasonable in its extent (as to duration and restrained conduct) having regard to the interests of each party to this Agreement and goes not further than is reasonably necessary to protect the Buyer in respect of the goodwill of the Company and the Subsidiaries.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Obligations of Each Party. The respective obligations of each party hereto to consummate the transactions contemplated hereby shall be subject to the fulfillment or satisfaction, at or prior to the Closing, of each of the following conditions, any of which may be waived, in writing, by agreement of the parties hereto (it being understood that each such condition is solely for the benefit of the parties hereto and may be waived only in writing by their mutual agreement without notice, Liability or obligation to any Person):

(a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding seeking any of the foregoing be pending. No action taken by any Governmental Entity, and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

(b) Governmental Approvals. Buyer and the Company shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for the consummation of, or in connection with, the Merger and the other transactions contemplated hereby.

(c) Company Stockholder Approval. The unanimous written approval of the Stockholders to the Merger and the transactions contemplated by this Agreement shall have been obtained.

(d) Certificate of Merger. Prior to the Effective Time, the Certificate of Merger shall be accepted for filing with the Secretary of State of the State of California.

(e) Escrow Account. The Escrow Account Instruction Letter has been accepted by the Escrow Agent.

(f) NAV Adjustment. The parties have agreed upon the Estimated Closing Net Asset Value and the Closing Balance Sheet as provided in section 2.7(a).

7.2 Additional Conditions to Obligations of the Company and Stockholders. The obligations of the Company and Stockholders to consummate the transactions contemplated hereby shall be subject to the fulfillment or satisfaction, at or prior to the Closing, of the following conditions, each of which may be waived, in writing, by the Stockholders (it being understood that such conditions are solely for the benefit of the Company and Stockholders and may be waived in writing by the Stockholders in their sole discretion without notice, Liability or obligation to any Person).

(a) Representations and Warranties. The representations and warranties of Buyer and Merger Subsidiary in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to the specified date).

(b) Covenants. Buyer and Merger Subsidiary shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

7.3 Additional Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment or satisfaction, at or prior to the Closing, of each of the following conditions, any of which may be waived, in writing, by Buyer (it being understood that each such condition is solely for the benefit of Buyer and may be waived by Buyer in its sole discretion without notice, Liability or obligation to any Person):

(a) Representations and Warranties. The representations and warranties of the Company and the Stockholders in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to the specified date), and at the Closing Buyer will have received a certificate to such effect executed by the Company’s Chief Executive Officer in the form of Exhibit C.

(b) Covenants. The Company and each Stockholder shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing, and at the Closing Buyer will have received a certificate to such effect executed by the Company’s Chief Executive Officer in the form of Exhibit C.

(c) Release of Encumbrances. Buyer shall have received a release of any and all Encumbrances (other than Permitted Encumbrances) on the Company’s or any of its Subsidiaries’ assets.

(d) Change of Directors. The directors of the Company immediately prior to the Effective Date shall have resigned.

(e) Cancellation/Termination of Options and Releases. (i) Buyer shall have received evidence that all Company Stock Plans of the Company and any of its Subsidiaries have been fully cancelled or terminated; and (ii) Buyer shall have received: (A) executed Release Agreements from all employees of Subsidiaries who were promised a grant of Options; and (B) either executed Release Agreements or 15-days has lapsed since the receipt by each Optionholder of a letter of notification (as required by Section 11(c) of the Company Stock Plans) for all Optionholders who have been granted Options.

(f) Payment of outstanding Compensation Arrangements. Buyer shall have received evidence that all payments to holders of outstanding Compensation Arrangements as required by Section 2.4(c) have been deducted from the Closing Consideration to be paid to the Stockholders.

(g) Delivery of Company Seal and Books & Records. Buyer shall have received the Company’s (and each of its Subsidiaries’) original corporate books and records and any company seals of the Company (and its Subsidiaries).

(h) Material Adverse Effect. No Material Adverse Effect in relation to the Company and/or any of its Subsidiaries shall have occurred since the date of this Agreement.

(i) Dissenting Shares. There shall be no Dissenting Shares.

(j) Termination of Stockholders as Employees. The employment by the Company of each of the Stockholders shall have been terminated and relevant payments made in accordance with Section 2.11(c) hereof.

(k) Company Board Approval. The board of directors of the Company shall have approved the execution of this Agreement and the transactions contemplated herein and therein.

(l) Secretary Certificate. The Company shall have delivered to Buyer a certificate, dated the Closing Date, signed by the secretary of the Company in a form set forth in Exhibit B.

(m) Financial Statements. On the Closing Date, the Stockholders shall deliver to the Buyer a true and complete copy of the Closing Balance Sheet.

(n) Proceedings. All proceedings to be taken on the part of the Stockholders, the Company and each Subsidiary in connection with the transactions contemplated by this Agreement, and all documents incident thereto shall be reasonably satisfactory in form and substance to the Buyer, and the Buyer shall have received copies of all such documents and other evidences as the Buyer may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

(o) Termination of Rights and Certain Securities. Any and all registration rights, rights of first refusal, rights of first offer, co-sale, tag-along, drag-along, voting rights, rights to any liquidation preference or redemption rights, or any similar rights relating to the Company Stock or any of the Company’s or any Subsidiary’s capital, will either be fully terminated, satisfied or irrevocably waived as of the Closing Date.

(p) Third Party Consents. The Buyer shall have received copies of the consents to the change of control of the Company from each third party contract requiring such consent.

(q) Change of Bank Authorities. At the Closing, the Buyer shall receive bank mandates approved by each of the Company’s and/or any Subsidiary’s bankers and the Board authorising the operation of each of the Company’s and any Subsidiary’s bank accounts by nominees of the Buyer.

(r) Surrender of Certificates and Customary Letter of Transmittal. At the Closing, the Buyer shall receive the documents required to be received by it in accordance with Section 2.2(d) hereto.

(s) Due Diligence Investigations. The Buyer completing to its reasonable satisfaction a due diligence investigation of the Company and the Subsidiaries. This condition precedent is to be taken as satisfied unless the Buyer delivers a contrary notice to the Company on or before the day prior to the Closing Date. On receipt of such a notice, this Agreement terminates without need for further notice. The fact that the Buyer does not deliver a notice does not affect the rights of the Buyer under any representation or warranties given hereunder.

(t) Escrow Agreement. The Buyer having received a copy of the Escrow Agreement (in the form of Exhibit A) executed by all parties thereto.

ARTICLE VIII

TERMINATION

8.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of Buyer and the Company.

8.2 Unilateral Termination.

(a) Either Buyer, on the one hand, or the Company, on the other hand, by giving written notice to the other, may terminate this Agreement if a court of competent jurisdiction or other Governmental Entity shall have issued an injunction, order, decree or ruling or taken any other action to restrain, enjoin, make illegal or otherwise prohibit the Merger.

(b) Either Buyer, on the one hand, or the Company, on the other hand, by giving written notice to the other, may terminate this Agreement at any time prior to the Closing if the other has committed a material breach of (i) any of such party’s representations and warranties contained in this Agreement or (ii) any of such party’s covenants contained in this Agreement, and has not cured such material breach within twenty days after the party seeking to terminate this Agreement has given the other party written notice of the material breach and its intention to terminate this Agreement pursuant to this Section 8.2(b).

(c) Either Buyer, on the one hand, or the Company, on the other hand, by giving written notice to the other, may terminate this Agreement if the Merger shall not have been consummated by midnight Pacific Time on May 30, 2007; provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(b) shall not be available to any party whose failure to perform in any material respect any of its obligations or covenants under this Agreement results in the failure of any condition set forth in Article VII or if the failure of such condition results from facts or circumstances that constitute a material breach of a representation or warranty or covenant made under this Agreement by such party.

8.3 No Liability for Termination. Termination of this Agreement by a party (the “Terminating Party”) in accordance with the provisions of this Article VIII will not give rise to any Liability on the part of the Terminating Party on account of such termination; provided, however, that nothing herein shall relieve a party from liability for a willful breach of this Agreement. The provisions of this Article VIII and Article IX shall survive any termination of this Agreement.

ARTICLE IX

INDEMNIFICATION

9.1 Survival of Representations. Subject always to the subsequent sentence, the representations and warranties of the Company, the Stockholders and Buyer contained in this Agreement (including the Exhibits and Schedules to this Agreement) shall survive the Closing and shall remain operative and in full force and effect until (and shall expire upon) the end of the Holdback Period provided, however, that such expiration shall not affect the parties’ rights and obligations under any Claim initiated under the procedures of this Article IX or Section 2.8 hereof during the Holdback Period until the final determination of such Claim. Notwithstanding the foregoing, the representations and warranties contained in Sections 3.3(a), 3.4, 3.5, 3.7 and 3.12 and the indemnifications provided in sub-Sections 9.2(a)(iii)(iv) (v) and/or (vi) will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of the Buyer, until the expiration of the applicable statute of limitations for the claim which seeks recovery of such Damages and provided, further, that claims of fraud, willful misrepresentation, willful misconduct or any criminal activity shall expire only upon expiration of the applicable statute of limitations (the “Release Date”).

9.2 Indemnification.

(a) By the Stockholders. Subject to the limitations set forth in this Article IX, from and after the Closing, by virtue of the Merger, the Stockholders shall jointly and severally indemnify and hold harmless Buyer, the Merger Subsidiary, the Company and the Surviving Corporation and its directors, officers and agents (each of the foregoing being referred to individually as an “Indemnified Buyer Party” and collectively as “Indemnified Buyer Parties”) from and against any and all Losses, Liabilities, damages, costs and expenses, including costs of investigation and defense, reasonable legal fees and expenses and other professionals’ and experts’ reasonable fees and expenses (collectively, “Damages”) arising from assessments, claims, demands, assertions of liability or actual or threatened actions, suits or proceedings (whether civil, criminal, administrative or investigative) directly or indirectly incurred, paid or accrued in connection with, resulting from or arising out of (i) any breach of any representation or warranty made by the Company and/or any of the Stockholders in this Agreement (and the Schedules and Exhibits to this Agreement), (ii) any breach of or default in connection with any of the covenants or agreements made by the Company and/or any Stockholders in this Agreement, (iii) any of the matters set forth on Schedule 3.5 of the Company Disclosure Letter, (iv) any Liability of the Business not set forth on the Company Balance Sheet or the Closing Balance Sheet (provided that such Liability was required by GAAP to be set forth thereon) or the Company Disclosure Letter, and/or (v) any suit, action or claim by any holder of any Options and/or any beneficiary of any outstanding Compensation Arrangement granted before the Closing; and/or (vi) any Tax Liabilities of the Company and/or any of its Subsidiaries arising from either the operation of the Company (or any such Subsidiary) or any action or omission of any Stockholder prior to the Effective Time; and/or (vii) any penalties and/or interest incurred as a result of, arising from, or relating to, the Company’s lack of support and/or documentation associated with the Company’s transfer pricing prior to the Effective Time.

(b) Limitations. No Indemnified Buyer Party may make a claim for indemnification pursuant to Section 9.2(a), or for breach of any covenant, warranty or representation under this Agreement, unless and until Damages in an aggregate amount greater than One Hundred Thousand Dollars ($100,000.00) (the “Basket”) have been incurred, paid or accrued, in which case the Indemnified Buyer Party may make claims for indemnification for or recovery of all Damages, including those included in the Basket. The Stockholders’ aggregate liability under this Agreement shall not exceed the Holdback Consideration (the “Holdback Liability Cap”) provided, however, that the Holdback Liability Cap shall not apply to suits, actions or claims for any breach of any representation or warranty contained in Sections 3.3(a), 3.4, 3.5, 3.7 or 3.12 and/or arising from the indemnifications provided for in sub-Sections 9.2(a)(iii)(iv) (v)(vi) and/or (vii). The Stockholders’ obligations pursuant to the proviso set forth in the proceeding sentence shall not exceed the Total Consideration (the “Total Consideration Cap”). Notwithstanding anything contained herein to the contrary, neither the Basket nor the Total Consideration Cap shall apply to claims of fraud, willful misrepresentation, willful misconduct or any criminal activity.

(c) Exclusive Remedy. The indemnification remedies provided in this Article IX (in addition to any rights against the Holdback Consideration set forth in Section 2.8) shall constitute the exclusive remedy of the Buyer after Closing for any claim in connection with this Agreement or any other transaction documents, including any claim for any Damages resulting from a breach by Company or Stockholders of any representation, warranty, covenant or agreement.

9.3 Claims Period. The period during which claims for indemnification pursuant to this Agreement may be initiated (the “Claims Period”), shall commence at the Closing and terminate on the Release Date or at such later time as may be otherwise expressly provided in Section 9.1.

9.4 Resolution of Objections to Claims.

(a) Any Person who desires to seek indemnification under any part of this Article IX (each, an “Indemnified Party”) shall give written notice in reasonable detail (an “Indemnification Claim Notice”) to the party responsible or alleged to be responsible for indemnification hereunder (an “Indemnitor”) promptly upon the Indemnified Party’s discovery of the matter giving rise to the Indemnified Party’s claim and prior to the end of any applicable Claims Period. If the matter to which a claim relates shall not have been resolved as of the date of the Indemnification Claim Notice, the Indemnified Party shall estimate the amount of the claim in the Indemnification Claim Notice. Each Indemnitor to which an Indemnification Claim Notice is given shall respond to any Indemnified Party that has given an Indemnification Claim Notice (a “Claim Response”) within thirty (30) days (the “Response Period”) after the date that the Indemnification Claim Notice is given. Any Claim Response shall specify whether or not the Indemnitor giving the Claim Response disputes the claim described in the Indemnification Claim Notice. If any Indemnitor fails to give a Claim Response within the Response Period, such Indemnitor shall be deemed not to dispute the claim described in the related Indemnification Claim Notice. If any Indemnitor elects not to dispute a claim described in an Indemnification Claim Notice, whether by failing to give a timely Claim Response in accordance with the terms hereof or otherwise, then the amount of such claim shall be conclusively deemed to be an obligation of such Indemnitor.

(b) If, during the Response Period, an Indemnified Party receives a Claim Response from the Indemnitor, then for a period of thirty (30) days (the “Resolution Period”) after the Indemnified Party’s receipt of such Claim Response, the Indemnified Party and the Indemnitor shall endeavor to resolve any dispute arising therefrom. If such dispute is resolved by the parties during the Resolution Period, the amount that the parties have specified in writing as the amount to be paid by the Indemnitor, if any, as settlement for such dispute shall be conclusively deemed to be an obligation of such Indemnitor. If the parties are unable agree upon a resolution to such dispute prior to the expiration of the Resolution Period (or any extension thereto to which the Indemnitor and Indemnified Party agree in writing), the issue shall be presented to the American Arbitration Association in San Francisco, California (the “AAA”) for determination. The arbitration shall be before a panel of three arbitrators, one selected by Buyer, one selected by the Stockholders’ Representative and one selected by the two selected arbitrators, and the commercial arbitration rules of the AAA shall govern such arbitration. The written determination of the AAA shall be binding upon the parties and not subject to any appeal.

9.5 Third-Party Claims. An Indemnified Party that desires to seek indemnification under any part of this Article IX with respect to any actions, suits or other administrative or judicial proceedings (each, an “Action”) that may be instituted by a third party shall give each Indemnitor notice after having Knowledge of such Action, of a third party’s institution of such Action, and copies of all documents and information relating to such Action after receipt thereof. After such notice, any Indemnitor may, at its sole option and expense, participate in such Action or assume the defense thereof, with counsel of its own choice. The Indemnified Party shall not consent to the entry of any judgment or enter into any settlement, except with the written consent of the Indemnitor. Any failure to give notice under this Section 9.5 shall not bar an Indemnified Party’s right to claim indemnification under this Article IX, except to the extent that an Indemnitor shall have been harmed by such failure. If a firm written offer is made to settle any such Action, the Indemnitor proposes to accept such settlement and the Indemnified Party refuses to consent to such settlement, then: (i) the Indemnitor shall be excused from, and the Indemnified Party shall be solely responsible for, all further defense of such Action, and (ii) provided that only monetary damages may be recovered in such Action (and the Indemnified Party is not subject to any injunctive relief, equitable or other non-monetary relief in connection with such Action), the maximum liability of the Indemnitor relating to such Action shall be the amount of the proposed settlement if the actual monetary amount thereafter recovered from the Indemnified Party on such Action is greater. Notwithstanding anything contained in this Article IX, the Stockholders jointly and severally covenant and agree, at its expense, to assume and control the defense of any action or matter set forth on Schedule 3.5 of the Company Disclosure Letter.

9.6 Stockholders’ Representative.

(a) Upon approval of the Merger and this Agreement by the Stockholders, each Stockholder will be deemed to have irrevocably appointed the Stockholders’ Representative, as his true and lawful attorney-in-fact and agent (the “Stockholders’ Representative”), with full power of substitution or resubstitution, to act solely and exclusively on behalf of such Stockholder with respect to the transactions contemplated by this Agreement, including the Merger, and to act on behalf of such Stockholder in any litigation or arbitration involving this Agreement, to do or refrain from doing all such further acts and things, and to execute all such documents as the Stockholders’ Representative shall deem necessary or appropriate in connection with the transactions contemplated hereby, including the power:

(i) to act for such Stockholder with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise any indemnity claim on behalf of such Stockholder;

(ii) to act for such Stockholder with regard to matters pertaining to litigation;

(iii) to execute and deliver all documents in connection with the transactions contemplated hereby or amendments thereto that the Stockholders’ Representative deems necessary or appropriate;

(iv) to receive funds, make payments of funds, and give receipts for funds;

(v) to receive funds for the payment of expenses of such Stockholder and apply such funds in payment for such expenses;

(vi) to do or refrain from doing any further act or deed on behalf of such Stockholder that the Stockholders’ Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as such Stockholder could do if personally present; and

(vii) to receive service of process in connection with any claims under this Agreement.

(b) The appointment of the Stockholders’ Representative shall be deemed coupled with an interest and shall be irrevocable, and Buyer, Merger Subsidiary and Surviving Corporation and any other person may conclusively and absolutely rely, without inquiry, upon any action of the Stockholders’ Representative in all matters referred to herein. Any notices required to be made or delivered to the Company or any of the Stockholders shall be made to the Stockholders’ Representative and shall discharge in full all notice requirements, as applicable, to such Stockholder and/or the Company with respect thereto. By their appointment of the Stockholders’ Representative, the Stockholders thereby confirm all that the Stockholders’ Representative shall do or cause to be done by virtue of his appointment as the representatives of the Stockholders hereunder. The Stockholders’ Representative shall act for the Stockholders on all of the matters set forth in this Agreement in the manner the Stockholders’ Representative believes to be in the best interest of the Stockholders and consistent with the obligations of the Stockholders under this Agreement, but the Stockholders’ Representative shall not be responsible to any Stockholder for any damages which the Stockholders may suffer by the performance of the Stockholders’ Representative’s duties under this Agreement, other than damages arising from willful violation of applicable law or gross negligence in the performance of such duties under this Agreement. The Stockholders’ Representative shall not have any duties or responsibilities except those expressly set forth in this Agreement, and no implied covenants, functions, responsibilities, duties or liabilities shall be read into this Agreement or shall otherwise exist against the Stockholders’ Representative.

ARTICLE X

GENERAL PROVISIONS

10.1 Governing Law; Dispute Resolution; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law. Except as otherwise provided in Sections 2.7, 2.8 and 9.4, any dispute directly or indirectly based upon, arising out of, connected to or relating to this Agreement, the transactions contemplated hereby or any right or obligation created hereby, irrespective of the legal theory or claims underlying any such dispute (including any tort and statutory claims), shall be resolved in any state or federal court of competent jurisdiction located in the County of Santa Clara, California. Each of the parties to this Agreement hereby irrevocably (a) consents to submit itself to the personal jurisdiction of any such state or federal court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, including a motion for forum of non conveniens or other actions or other motions asserting the aforementioned forum is inconvenient, and (c) agrees that it will not bring any action in relation of this Agreement or any of the other transactions contemplated hereby in any court other than such state or federal court. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ISSUE WITHIN ANY ACTION AT LAW OR SUIT IN EQUITY DIRECTLY OR INDIRECTLY BASED UPON, ARISING OUT OF, CONNECTED TO OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY RIGHT OR OBLIGATION CREATED HEREBY.

10.2 Notices. All notices and other communications required or permitted under this Agreement must be in writing and either hand delivered in person, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications will be effective upon receipt if hand delivered, or upon delivery if sent by mail or express courier, to the following addresses, or such other addresses as any party may notify the other parties in writing in accordance with this Section 10.2.

(i)	if to Buyer:

Two Concourse Parkway Suite 800 Atlanta, Georgia 30328 Attn: Eric Musser With a copy to: Two Concourse Parkway Suite 800 Atlanta, Georgia 30328 Attn: Verome Johnston
(ii)

if to the Stockholders’ Representative:

Mark R. Elconin

15315 Bohlman Rd

Saratoga, CA 95070

With copies to:

Alvin W. Smith

125 Stacia St

Los Gatos, CA 95030

John Montgomery, Esq.

Montgomery & Hansen, LLP

525 Middlefield Road, Suite 250

Menlo Park, CA 94025

10.3 Interpretation; Rules of Construction. When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement and each Exhibit attached hereto, the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document. Each reference herein to a law, statute, regulation, document or agreement will be deemed in each case to include all amendments thereto.

10.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this

Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

10.5 Entire Agreement; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the Exhibits and Schedules attached hereto and the Company Disclosure Letter, (i) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and (ii) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder unless specifically provided otherwise herein. The express terms of this Agreement control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

10.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that Buyer may assign this Agreement to any direct or indirect wholly owned subsidiary of Buyer without the Company’s prior consent; provided, however, that Buyer shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

10.7 Amendment; Extension; Waiver. Subject to the provisions of applicable law, the parties hereto may amend this Agreement at any time pursuant to an instrument in writing signed on behalf of each of the parties hereto. At any time, either Buyer or the Company may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

10.8 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other, and their status is, and at all times will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other party. No party will hold itself out as having any authority or relationship in contravention of this Section 10.8.

10.9 Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Merger Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:

SARATOGA SYSTEMS INC.

By:	/s/ Mark Elconin
Name:	Mark Elconin
Title:	Chairman / CEO

MERGER SUBSIDIARY:

CDC MERGER SUB, INC

By:	/s/ Verome M. Johnston
Name:	Verome M. Johnston
Title:	VP / CFO

BUYER:

CDC SOFTWARE, INC

By:	/s/ Verome M. Johnston
Name:	Verome M. Johnston
Title:	VP / CFO

STOCKHOLDERS

MR. ALVIN W. SMITH

By:	/s/ Alvin W. Smith

MR. MARK R. ELCONIN

By:	/s/ Mark R. Elconin

CDC/Saratoga – Merger Agreement